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                                                                   EXHIBIT 10.18





                                      LEASE

                                 BY AND BETWEEN

                      WELLSFORD/WHITEHALL HOLDINGS, L.L.C.

                                  ("LANDLORD")

                                       AND

                            MCK COMMUNICATIONS, INC.



                                   ("TENANT")


                          CUTLER LAKE CORPORATE CENTER
                               117 KENDRICK STREET
                             NEEDHAM, MASSACHUSETTS





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                                TABLE OF CONTENTS


1.   TERMS...................................................................8
     1.1      PREMISES.......................................................8
     1.2      TENANT'S SHARE.................................................8
     1.3      LEASE TERM.....................................................8
     1.4      COMMENCEMENT DATE..............................................9
     1.5      RENT...........................................................9
     1.6      ADDITIONAL RENT...............................................10
     1.7      NOTICE AND PAYMENT ADDRESSES..................................10
     1.8      RENT PAYMENT ADDRESS..........................................11
     1.9      LEASE YEAR....................................................11

2.   PAYMENT OF RENT & ADDITIONAL RENT......................................12

3.   SECURITY DEPOSIT.......................................................12
     3.1      SECURITY DEPOSIT..............................................12
     3.2      INTENTIONALLY DELETED.........................................15
     3.3      NO SEPARATE ACCOUNT...........................................15

4.   USES; TENANT COVENANTS.................................................15
     4.1      PERMITTED USE.................................................15
     4.2      OTHER GENERAL USE COVENANTS...................................15

5.   ENVIRONMENTAL PROVISIONS; RECYCLING....................................16
     5.1      GENERAL.......................................................16
     5.2      TENANT'S WARRANTIES AND COVENANTS.............................17
     5.3      PERMITTED MATERIALS...........................................19
     5.4      LANDLORD'S COVENANTS..........................................19
     5.5      RECYCLING REGULATIONS.........................................20

6.   LATE CHARGES; INTEREST.................................................20
     6.1      LATE CHARGE...................................................20
     6.2      INTEREST......................................................21

7.   REPAIRS AND MAINTENANCE................................................21
     7.1      LANDLORD'S RESPONSIBILITIES...................................21
     7.2      TENANT'S RESPONSIBILITIES.....................................21
     7.3      NOTIFICATION REQUIREMENTS.....................................22
     7.4      EXPENSES......................................................22




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8.   UTILITIES AND SERVICES.................................................22
     8.1      HOURS OF SERVICE..............................................22
     8.2      ADDITIONAL HVAC SERVICE.......................................23
     8.3      ADDITIONAL PROVISIONS.........................................23
     8.4      MEASUREMENT OF TENANT'S ELECTRICAL CONSUMPTION................24
     8.5      INTERRUPTION IN SERVICES......................................24
     8.6      YEAR 2000 COMPLIANCE..........................................24

9.   COSTS OF ELECTRICITY AND EXPENSE INCREASES.............................25
     9.1      DEFINED.......................................................25
     9.2      BASE YEAR.....................................................25
     9.3      ESTIMATED PAYMENTS............................................25
     9.4      ANNUAL RECONCILIATION.........................................26
     9.5      OPERATING COSTS...............................................26
     9.6      EXCLUSIONS....................................................29
     9.7      FURTHER ADJUSTMENT............................................30
     9.8      INTENTIONALLY DELETED.........................................30

10.  INCREASES IN REAL ESTATE TAXES.........................................30
     10.1     DEFINED.......................................................30
     10.2     BASE YEAR.....................................................31
     10.3     ESTIMATED PAYMENTS............................................31
     10.4     ANNUAL RECONCILIATION.........................................31
     10.5     REAL ESTATE TAXES.............................................31
     10.7     SEPARATE TAX LOT..............................................32

11.  ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES
      ......................................................................32
     11.1     PARTIAL YEAR; END OF TERM.....................................32
     11.2     OTHER TAXES...................................................32
     11.3     TIMING OF ESTIMATES...........................................32
     11.4     TENANT'S RIGHT OF REVIEW......................................33

12.  TENANT'S INSURANCE.....................................................33
     12.1     COVERAGE REQUIREMENTS.........................................33
     12.2     RATING; CERTIFICATES; CANCELLATION............................34

13.  LANDLORD'S INSURANCE...................................................34




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14.  DAMAGE OR DESTRUCTION..................................................35
     14.1     DAMAGE REPAIR.................................................35
     14.2     TERMINATION FOR MATERIAL OR UNINSURED DAMAGES.................36
     14.3     BUSINESS INTERRUPTION.........................................36
     14.4     REPAIRS.......................................................36
     14.5     END OF TERM CASUALTY..........................................37
     14.6     RELOCATION TO INTERIM SPACE...................................37

15.  MACHINES AND EQUIPMENT; ALTERATIONS AND ADDITIONS:  REMOVAL
     OF FIXTURES............................................................38
     15.1     FLOOR LOAD, AND EXCESSIVE NOISE, VIBRATION,
              AND ELECTRICAL USAGE..........................................38
     15.2     ALTERATIONS - GENERALLY.......................................38
     15.3     REMOVAL OF ALTERATIONS........................................39
     15.4     ADDITIONAL COVENANTS REGARDING ALTERATIONS....................39

16.  ACCEPTANCE OF PREMISES.................................................41

17.  TENANT IMPROVEMENTS....................................................41

18.  ACCESS.................................................................41

19.  MUTUAL WAIVER OF CLAIMS AND SUBROGATION................................42
     19.1     TENANT........................................................42
     19.2     LANDLORD......................................................42
     19.3     CARRIERS......................................................42

20.  INDEMNIFICATION........................................................42
     20.1     TENANT'S INDEMNITY............................................42
     20.2     LANDLORD'S INDEMNITY..........................................43

21.  ASSIGNMENT AND SUBLETTING..............................................43
     21.1     CONSENT REQUIRED..............................................43
     21.2     PROCEDURE.....................................................43
     21.3     CONDITIONS....................................................44
     21.4     AFFILIATED ENTITY; SALE OF BUSINESS...........................45
     21.5.    RIGHT OF TERMINATION..........................................46


22.  ADVERTISING............................................................47
     22.1     GENERALLY.....................................................47
     22.2     SIGNAGE PROGRAM/PERMITTED SIGNAGE.............................47

23.  LIENS.  ...............................................................47





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24.  DEFAULT................................................................48
     24.1     TENANT'S DEFAULT..............................................48
     24.2     REMEDIES......................................................49

25.  SUBORDINATION..........................................................52

26.  SURRENDER OF POSSESSION................................................53

27.  NON-WAIVER.............................................................53

28.  HOLDOVER...............................................................53

29.  CONDEMNATION...........................................................54
     29.1     DEFINITIONS...................................................54
     29.2     TAKING........................................................54
     29.3     AWARD.........................................................55
     29.4     MORTGAGEE RIGHTS..............................................56

30.  NOTICES................................................................56

31.  MORTGAGEE PROTECTION...................................................56

32.  COSTS AND ATTORNEYS' FEES..............................................57

33.  BROKERS................................................................57

34.  LANDLORD'S LIABILITY AND DEFAULT.......................................58
     34.1     NO PERSONAL LIABILITY.........................................58
     34.2     NOTICE AND CURE...............................................58
     34.3     RIGHTS AND REMEDIES - GENERALLY...............................58
     34.4     TENANT'S RIGHT TO PERFORM LANDLORD'S OBLIGATIONS
              AFTER A DEFAULT BY LANDLORD...................................59

35.  ESTOPPEL CERTIFICATES..................................................59

36.  FINANCIAL STATEMENTS...................................................60

37.  TRANSFER OF LANDLORD'S INTEREST........................................60

38.  RIGHT TO PERFORM.......................................................60

39.  INTENTIONALLY DELETED..................................................61

40.  SALES AND AUCTIONS.....................................................61



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41.  NO ACCESS TO ROOF......................................................61

42.  SECURITY...............................................................62

43.  AUTHORITY OF TENANT AND LANDLORD.......................................62

44.  NO ACCORD OR SATISFACTION..............................................62

45.  INTENTIONALLY DELETED..................................................62

46.  PARKING................................................................62

47.  GENERAL PROVISIONS.....................................................63
     47.1     ACCEPTANCE....................................................63
     47.2     JOINT OBLIGATION..............................................63
     47.3     MARGINAL HEADINGS, ETC........................................63
     47.4     CHOICE OF LAW.................................................63
     47.5     SUCCESSORS AND ASSIGNS........................................63
     47.6     RECORDATION...................................................63
     47.7     QUIET POSSESSION..............................................64
     47.8     INABILITY TO PERFORM; FORCE MAJEURE...........................64
     47.9     PARTIAL INVALIDITY............................................64
     47.10    CUMULATIVE REMEDIES...........................................64
     47.11    ENTIRE AGREEMENT..............................................64
     47.12    SURVIVAL......................................................64
     47.13    CONSENTS......................................................64
     47.14    SAVING CLAUSE.................................................65
     47.15    RESERVATION...................................................65
     47.16    KEYS..........................................................65
     47.17    RULE AGAINST PERPETUITIES.....................................65
     47.18    CERTAIN TERMINOLOGY...........................................66

48.  INTENTIONALLY DELETED.  ...............................................66

49.  WAIVER OF JURY TRIAL...................................................66

50.  ROOF RIGHTS............................................................66
     50.1     GENERALLY.....................................................66
     50.2     INSURANCE PREMIUMS............................................67
     50.3     NO REPRESENTATIONS............................................67
     50.4     COMPLIANCE WITH LEGAL REQUIREMENTS............................67
     50.5     ADDITIONAL COVENANTS..........................................67



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51.  EXTENSION OPTION.......................................................68
     51.1     GENERAL.......................................................68
     51.2     TERMS.........................................................68
     51.3     THREE APPRAISER METHOD........................................68
     51.4     DOCUMENTATION. ...............................................69

52.  RIGHT OF FIRST OFFER...................................................69

53.  ADDITIONAL SCHEDULES...................................................73

EXHIBIT A-1      Location and Dimensions of Premises
EXHIBIT A-2      Legal Description of Land
EXHIBIT B        Declaration of Lease Commencement
EXHIBIT C        Construction Exhibit
EXHIBIT D        Approved Form of Letter of Credit
EXHIBIT E        Rules and Regulations
EXHIBIT F        Janitorial Specifications
EXHIBIT G        Form Estoppel Certificate
EXHIBIT H        Form of Subordination, Non-Disturbance and Attornment Agreement



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                                      LEASE


         THIS LEASE is made this ______ day of January, 2000, by and between WELLSFORD/WHITEHALL HOLDINGS, L.L.C., a Delaware limited liability company ("Landlord") with a mailing address of c/o Wellsford Commercial Properties Trust, 79 Milk Street, Boston, MA 02109, and MCK Communications, Inc., a Delaware corporation ("Tenant") with a mailing address of 313 Washington Street, Newton, Massachusetts 02458.

                                R E C I T A L S:

         Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the premises described below (the "Premises"), subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated.

         NOW THEREFORE Landlord and Tenant hereby agree to the following:

1.       TERMS.

         1.1 PREMISES. The Premises demised by this Lease are 32,665 rentable square feet of the building located at 117 Kendrick Street, Needham, Massachusetts (the "Building"), together with a nonexclusive right to use parking and other common areas. The land upon which the Building is situated, which is described in EXHIBIT A-2 attached hereto and incorporated herein by reference, shall be referred to hereinafter as the "Land". The location and dimensions of the Premises are shown on EXHIBIT A-1, attached hereto and incorporated herein by reference. No easement for light or air is incorporated in the Premises. The rentable area of the Building is 212,227 square feet and Landlord and Tenant hereby stipulate that the rentable area of the Building and Premises are as set forth herein.

         1.2 TENANT'S SHARE. "Tenant's Share" shall mean a fraction, the numerator of which is the total rentable square footage of the Premises, and the denominator of which is the total rentable square footage of the Building. Tenant's Share as of the date of execution of this Lease is fifteen and 39/100 percent (15.39%), (calculated as 32,665/212,227). Tenant's Share shall be adjusted for changes in the total rentable square footage of the Premises and/or Building, including without limitation changes which may result from any condemnation or other taking of a portion of the Building.

         1.3 LEASE TERM. The term of this Lease (the "Term" or "Lease Term") shall commence on the Commencement Date, as defined in Section 1.4, below (and as more fully set forth in EXHIBIT C hereto), and shall expire eighty-four (84) months thereafter (the "Lease Expiration Date"); provided that if the Commencement Date is a date other than the first day of a calendar month, the



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Lease Term shall commence on the Commencement Date and run for the number of months set forth above beginning on the first day of the first calendar month following the Commencement Date.

         1.4 COMMENCEMENT DATE. The "Commencement Date" shall be the date upon which Landlord's Work (as defined in EXHIBIT C) is Substantially Complete (as defined in EXHIBIT C), provided, however, that if as part of Landlord's Work, Landlord has not on or before March 15, 2000 (subject to Tenant Delays) laid down a sufficient amount of carpeting, in Landlord's reasonable judgment, to enable Tenant to commence Tenant's Work (as defined in EXHIBIT C) and to prosecute such work continuously to completion on or before April 1, 2000 (the "Delivery Date"), the Commencement Date shall be no earlier than May 1, 2000.

         Occupancy of the Premises by Tenant prior to the Commencement Date shall be at Tenant's sole risk and deemed pursuant to, and subject to, all of the terms and provisions of this Lease, including the payment of Base Rent, Costs of Electricity, and Tenant's Share of Expense Increases and Tax Increases (as such terms are hereinafter defined), except as may otherwise be expressly set forth herein; provided, however, that except as may be set forth in EXHIBIT C hereto, Tenant shall not be entitled to take occupancy of the Premises or any portion thereof prior to the date it receives notice from Landlord that Landlord's Work is Substantially Complete.

         Subject to Force Majeure and Tenant Delays, Landlord will use all reasonable and diligent efforts to achieve Substantial Completion of Landlord's Work on or before the Delivery Date. Subject to Force Majeure, in the event that the Commencement Date, as established hereby and pursuant to the operation of the provisions of EXHIBIT C regarding Tenant Delays, occurs after the Delivery Date, Tenant's Rent (as defined in Section 1.5 below) hereunder shall abate by one (1) day for each day that the Commencement Date follows the Delivery Date. Notwithstanding the foregoing, in the event Substantial Completion shall not have occurred on or prior to that day which is six (6) months after the execution hereof, subject to an additional period of up to three (3) months if Substantial Completion is delayed by the occurrence of one or more events of Force Majeure (the "Outside Delivery Date"), Tenant shall be permitted to terminate this Lease by written notice given to Landlord within ten (10) days after the Outside Delivery Date. If such notice is not so given, Tenant's right to so terminate this Lease shall be deemed to have been waived.

         Landlord and Tenant hereby agree to execute a Declaration, in the form attached hereto as EXHIBIT B, to confirm the Commencement Date. Tenant's failure to execute said Declaration shall not affect the Commencement Date or the Lease Expiration Date, as same are determined by the terms of this Lease. Notwithstanding the foregoing provisions of this Section 1.4, for purposes of this Lease, the term "Commencement Date" shall also mean any adjusted Commencement Date which may be established pursuant to the operation of the provisions of EXHIBIT C to this Lease.

         1.5 RENT. The base rent payable by Tenant hereunder ("Base Rent") is set forth in this Section 1.5, below. In addition to the Base Rent, Tenant shall pay Costs of Electricity (as described in Section 8.4), Tenant's Share of Expense Increases (as described in Section 9) and Tax Increases (as described in
Section 10), and any other increases in Base Rent described in this Section 1.5, below, all of which shall be deemed additional rent due under this Lease. The combination of Base Rent and additional rent as described in this Section 1.5 is sometimes collectively referred to in this


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Lease as "Rent". Except as otherwise expressly provided in this Lease, Base Rent shall be payable monthly, in advance, on first day of each calendar month of the Term, without prior notice, demand, deduction or offset. If the Commencement
Date begins on a date other than the first day of a calendar month or the Term ends on a day other than the last day of the calendar month, Rent for such month shall be prorated based on the number of days in the calendar month included in the Term.

                  1.5.1 The monthly payments of Base Rent for the Premises (which may be referred to herein as "Monthly Rent") shall be as follows:

           ANNUAL BASE RENT
MONTHS     PER SQUARE FOOT      ANNUAL BASE RENT     MONTHLY BASE RENT
------     ---------------      ----------------     -----------------
1-60           $26.95             $880,321.75           $73,360.15
61-84          $27.95             $912,986.75           $76,082.23

         1.6 ADDITIONAL RENT. Any sum owed or reimbursable by Tenant to Landlord under this Lease (excluding monthly Base Rent) shall be considered "additional rent" hereunder, and, except for items of additional rent for which demand is required pursuant to the express terms of this Lease, shall be payable without demand, set-off or deduction, except as otherwise expressly provided in this Lease. The items of additional rent described in Section 1.5, above, shall be payable monthly, in advance, on first day of each calendar month of the Term, together with Tenant's monthly Base Rent payment.

         1.7 NOTICE AND PAYMENT ADDRESSES. Any notices under this Lease shall be governed by the terms of Section 30, below. The notice addresses of the parties are as follows:

If to Landlord:            c/o Wellsford Commercial Properties Trust
                           79 Milk Street
                           Boston, Massachusetts 02110
                           Attention: Boston Hub Chief Operating Officer

                             with a copy to:

                           Wellsford/Whitehall Holdings, L.L.C.
                           c/o Wellsford Commercial Properties Trust
                           Chatham Executive Center
                           26 Main Street, First Floor
                           Chatham, New Jersey 07928
                           Attention:  General Counsel

                             and:



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                           Wellsford/Whitehall Holdings, L.L.C.
                           c/o Wellsford Real Properties, Inc.
                           535 Madison Avenue, 26th Floor
                           New York, New York 10022
                           Attention: Mr. Edward Lowenthal

                             and:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, Massachusetts 02109
                           Attention: Robert F. Houser, P.C.


If to Tenant:              MCK Communications, Inc.
                           313 Washington Street
                           Newton, Massachusetts 02458
                           Attention: Paul Zurlo, Chief Financial Officer
                           (Pre-Commencement Date Only)

                           with a copy to:

                           McDermott Will & Emery
                           28 State Street
                           Boston, Massachusetts 02109
                           Attention: Peter Friedenberg, Esq.

Notwithstanding the foregoing, the notice address of Tenant shall be at the Premises on and after the Commencement Date. Either party may, upon ten (10) days prior written notice to the other, designate a new address to which all notices hereunder shall be directed.

         1.8 RENT PAYMENT ADDRESS. Tenant shall send payments of Base Rent and additional rent hereunder to Landlord at the following address:

                           Northeast Real Estate Services
                           7/57 Wells Avenue
                           Newton, Massachusetts 02459
                           Attention: Don Casey

Landlord may, upon ten (10) days prior written notice to Tenant, designate a new address to which all payments of Base Rent and additional rent hereunder shall be sent.

         1.9 LEASE YEAR. Each twelve (12) month period within the Lease Term shall be referred to herein as a "Lease Year." The first Lease Year shall commence on the Commencement Date and terminate on the last day of the twelfth full calendar month after such Commencement Date. Each


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subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Lease Term shall terminate on the date this Lease expires or is otherwise terminated.

2.       PAYMENT OF RENT & ADDITIONAL RENT.

         Tenant shall pay Landlord the Rent due under this Lease in lawful money of the United States. Rent (including any monthly estimated payments for Costs of Electricity and Tenant's Share of Expense Increases and Tax Increases payable in accordance with this Lease) shall be paid in advance on or before the first day of each month, at the address noted in Section 1.8, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent under this Lease for any partial month at the beginning of the Lease Term shall be prorated based on the Rent in effect for the first month in which Rent is payable hereunder. All other payments due under this Lease shall be paid no later than thirty (30) days after the date Landlord provides Tenant with a written request for payment which sets forth the amount due. In the event of any dispute concerning the computation of the amount of any additional rent due, Tenant shall pay the amount specified by Landlord pending the resolution of the dispute, provided such payment shall be without prejudice to Tenant's right to continue to challenge the disputed computation. In the event that Tenant successfully challenges the disputed computation, Landlord shall refund to Tenant the amount of any overpayment of such additional rent within thirty (30) days after the dispute is finally resolved, together with interest at the rate of 5% per annum calculated from the date upon which Tenant made the overpayment to Landlord until the date such amount is paid by Landlord to Tenant.

3.       SECURITY DEPOSIT

         3.1      SECURITY DEPOSIT.

                  (a) Simultaneously with the execution of this Lease by Tenant, Tenant shall deliver to Landlord a security deposit in an amount equal to One Million Twenty-Four Thousand and 00/100 Dollars ($1,024,000.00), in the form of an irrevocable and unconditional standby Letter of Credit (as defined below), in accordance with the requirements more fully set forth in Section 3.1(b), below (the "Security Deposit"). The Security Deposit shall constitute security for payment of Base Rent and additional rent and for the performance of any and all other covenants, agreements and obligations of Tenant under this Lease. If Tenant defaults (and such default continues beyond any applicable notice and cure periods) with respect to any covenant or condition of this Lease, including but not limited to the payment of Base Rent, additional rent or any other payment due under this Lease, and the obligation of Tenant to maintain the Premises and deliver possession thereof back to Landlord at the expiration or earlier termination of the Lease Term in the condition required herein, then Landlord may (without any waiver of Tenant's default being deemed to have occurred) draw upon the Letter of Credit and apply all or any part of the proceeds thereof to the payment of any sum in default, or any other sum which Landlord may be required or deem necessary to spend or incur by reason of Tenant's default, or to satisfy in part or in whole any damages suffered by Landlord as a result of Tenant's default. In the event of such application, Tenant shall promptly deposit with Landlord in the form of an additional letter of credit the amount necessary to restore the Security


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Deposit to the full amount set forth above. Notwithstanding the foregoing to the contrary, Landlord shall be entitled to draw upon the Letter of Credit prior to the expiration of any applicable notice and grace periods afforded to Tenant hereunder if the Letter of Credit shall expire prior to the expiration of any such applicable notice and grace periods. The parties expressly acknowledge and agree that the Security Deposit is not an advance payment of Base Rent or additional rent, nor a measure of Landlord's damages in the event of any default by Tenant. If Tenant shall fully and faithfully comply with all the terms, provisions, covenants, and conditions of this Lease, the Letter of Credit shall be returned to Tenant for cancellation within thirty (30) days after all of the following have taken place: (a) expiration of the Lease Term or earlier termination of the Lease; (b) removal of Tenant's property from the Premises;
and (c) the surrender of the Premises and vacation thereof by Tenant to Landlord in accordance with this Lease. Landlord shall transfer the Security Deposit to any transferee of the Building or Landlord's interest therein, and thereafter such transferee shall be liable for the return of the Security Deposit, and Landlord shall be released from all liability for the return thereof, subject to such transferee's acceptance of the Security Deposit and assumption of the liability therefor.

                  (b) The letter(s) of credit to be delivered by Tenant to Landlord under Section 3.1(a), above (the "Letter of Credit"), shall be (i) in form and substance satisfactory to Landlord in its sole discretion; (ii) at all times in the amount of the Security Deposit, and shall permit multiple draws;
(iii) issued by a commercial bank reasonably acceptable to Landlord from time to time and located in the state in which the Premises is located; (iv) made payable to, and expressly transferable and assignable at no charge to Landlord by, the owner from time to time of the Building (which transfer/assignment shall be conditioned only upon the execution by such owner of a written document in connection with such transfer/assignment); (v) payable at sight upon presentment to a local branch of the issuer of a simple sight draft signed by Landlord or its property manager accompanied by a certificate stating that Landlord is permitted to draw upon such Letter of Credit under the express terms of this Lease, and setting forth the amount that Landlord is permitted to draw; (vi) a term of not less than one (1) year; and (vii) at least thirty (30) days prior to the then-current expiration date of such Letter of Credit, renewed (or automatically and unconditionally extended) from time to time through the sixtieth (60th) day after expiration of the Lease Term. Landlord hereby approves BankBoston, N.A., as the issuer of the Letter of Credit, and the form of Letter of Credit attached hereto as EXHIBIT D. Notwithstanding anything in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Section 24, hereof, shall not apply to any of the foregoing, and, specifically, if Tenant fails to comply with the requirements of subsection
(vii), above, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash Security Deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody's Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poors Corporation. If the issuers credit rating is reduced below P-2 (or equivalent) by Moody's Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poors Corporation, or if the financial condition of the issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant's failure to obtain such substitute letter of credit within ten (10) business days after Landlord's written demand therefor (with no other notice, or grace or cure period being



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applicable thereto) shall entitle Landlord to immediately draw upon the existing
Letter of Credit in full, without any further notice to Tenant. In the event that any issuer of a Letter of Credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship commences, said Letter of Credit shall be deemed not to meet the requirements of this Section, and, within ten (10) business days thereof, Tenant shall replace such Letter of Credit with cash or other collateral acceptable to Lessor in its sole and absolute discretion (and
Tenant's failure to do so shall constitute an Event of Default under this Lease (with no other notice, or grace or cure period being applicable thereto). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant's sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit.

                  (c) If, on or before February 28th of each Lease Year included in the Term beginning February 28, 2002, and provided there has been no default by Tenant under this Lease which continued beyond any applicable notice and cure periods during the immediately preceding twelve-month period, Tenant demonstrates to the reasonable satisfaction of Landlord that (i) Tenant has achieved "positive net cash flow" (as hereinafter defined) from operations of at least One Million Dollars ($1,000,000) in each of the immediately preceding four consecutive fiscal quarters ending January 31st and (ii) Tenant has unrestricted cash and unrestricted securities in excess of Fifteen Million Dollars ($15,000,000) in each of the immediately preceding four consecutive fiscal quarters ending January 31st, the face amount of the Letter of Credit shall be reduced by twenty-five percent (25%) of the original face amount of the Letter of Credit (the "Reduction Amount") upon Tenant's receipt of Landlord's written authorization therefor. If Landlord fails to disapprove or to issue written authorization for the Reduction Amount within thirty (30) days after Tenant delivers all necessary financial information to Landlord evidencing Tenant's satisfaction of the terms and conditions set forth in clauses (i) and (ii) hereof, Tenant shall send Landlord written notice, marked "URGENT" (the "Deemed Authorization Notice") requesting Landlord's response thereto within three (3) business days from Landlord's receipt of the Deemed Authorization Notice. If Landlord fails to respond to the Deemed Authorization Notice within such three
(3) business day period, Landlord's authorization of the Reduction Amount shall be deemed given. If Tenant fails to meet such test for any Lease Year, the Letter of Credit shall not be reduced for that Lease Year and Tenant shall only be entitled to a reduction of the face amount of the Letter of Credit by the Reduction Amount if Tenant thereafter satisfies such requirement as of February 28th of the immediately following Lease Year. As used herein, "positive net cash flow" shall mean the sum of (a) income from operations of Tenant after taxes, but in all events, prior to non-recurring and/or extraordinary income items, and
(b) line item amounts for "amortization of stock-based compensation" and "operating expenses for research and development," all as determined pursuant to generally acceptable accounting principles, consistently applied. Tenant shall provide and certify such statements and reports as Landlord reasonably requires in order to verify such achievement. If Tenant is a publicly held company, such information shall include quarterly 10Q filings with the Securities and Exchange Commission. Otherwise, such statement shall include financial statements of Tenant audited by one of the so-called "big-four" accounting firms.

         3.2      INTENTIONALLY DELETED.

         3.3 NO SEPARATE ACCOUNT. Landlord shall not be obligated to hold the Security Deposit in a separate account from other Building or project funds.

4.       USES; TENANT COVENANTS.

         4.1 PERMITTED USE. The Premises are to be used solely for the following "Permitted Uses": (a) general office and administrative purposes, (b) office for sales personnel, (c) prototype assembly provided that no manufacturing shall be permitted in connection therewith, and (d) validation/testing facility for telecommunications equipment and hardware, and for no other business or purpose. Landlord represents and warrants that general office use is permitted under applicable zoning and title restrictions.

         4.2      OTHER GENERAL USE COVENANTS.

                  4.2.1 Tenant shall not commit or allow to be committed any waste upon the Premises, nor any public or private nuisance nor any other act which disturbs the quiet enjoyment of any other tenant in the Building. If any of the Tenant's office machines or equipment or other activities within the Premises involve unusual volume or vibration and disturb any other tenant in the Building, then Tenant shall provide adequate insulation, or take such other action, as may be necessary to eliminate the noise or disturbance.

                  4.2.2 Tenant will, at its own cost, promptly comply with and carry out all Requirements (defined below) to the extent that same apply to (a) the manner of Tenant's occupation or use of the Premises, (b) the conduct of Tenant's business therein, or (c) the construction of any improvements or alterations therein by (or at the request of) Tenant, including without limitation Tenant's Work (as defined in EXHIBIT C hereto) but specifically excluding Landlord's Work (as defined in EXHIBIT C hereto). The term "Requirements" shall mean all orders, requirements or conditions now or hereafter imposed with respect to Tenant, the Premises, the Building and the Land by the ordinances, laws, rules, orders, and/or regulations (including without limitation all present and future laws, orders and regulations regarding recycling of trash and smoking in the workplace, and all building and life safety codes) of the state in which the Premises are located and the federal government and any other federal, state, or local governmental authority, or public or quasi-public authority, having jurisdiction over the Premises. The foregoing notwithstanding, to the extent that (i)(A) the Requirements relate to the compliance of the Premises (or any portion thereof) with applicable building codes, regulations, or laws which were in effect prior to the date hereof and
(B) the design or installation of the item(s) which require such modification was Landlord's responsibility under EXHIBIT C of this Lease, or (ii)(A) the Requirements in effect from and after the date hereof pertain to the Building as a whole or the Land and (B) modifications to the Premises, the Building, or the Land are required in order to bring same into compliance with any of the Requirements in effect from and after the date hereof, Landlord shall be responsible for the compliance of such item(s) with the Requirements, including without limitation costs of compliance of Landlord's Work and Base Building Improvements, the Building as a whole, and/or the Land with the physical accessibility requirements of Title III of the Americans With Disabilities Act (such requirements, the "ADA") but, with regard to clause (ii) only, without prejudice to Landlord's rights, if any, to include such items within Operating Costs as defined in (and limited by) Sections 9.5 and 9.6 of this Lease; provided, however, if any such required modifications are the result of leasehold improvements made by (or at the request of) Tenant, including without limitation Alterations and Tenant's Work, or because of any particular use made of the Premises by Tenant which is not in the nature of customary general office use, all such costs shall be paid by Tenant. Tenant, at Tenant's cost, shall be responsible for ensuring that Tenant's policies and business operations with respect to the Premises comply with the ADA, and that Alterations (to the extent designed by Tenant's architect) complies with the ADA. Landlord will, at its own cost, promptly comply with and carry out all Requirements (x) to the extent that same apply to (1) the conduct of Landlord's business operations, or (2) the construction of any improvements or alterations therein by (or at the request of) Landlord, including without limitation, Landlord's Work and Base Building Improvements, and (y) except to the extent the same are Tenant's responsibility under this Section 4.2.2 (or may be recoverable as an Operating Cost as defined in, and limited by, Sections 9.5 and 9.6 of this Lease).

                  4.2.3 Tenant shall observe such reasonable rules and regulations as may be adopted and made available to Tenant by Landlord from time to time for the safety, care and cleanliness of the Premises or the Building and for the preservation of good order therein. The initial rules and regulations for the Building are attached as EXHIBIT E hereto and made a part hereof by this reference (as the same may be amended in accordance herewith, the "Rules and Regulations"). Landlord shall have the right from time to time to make reasonable modifications to the Rules and Regulations, provided (i) such modifications shall only be applicable to Tenant if communicated to Tenant in writing at least ten (10) days prior to the effective date of such modification,
(ii) such modified Rules and Regulations shall not materially modify any economic obligations of Tenant hereunder or otherwise impair the rights of Tenant expressly set forth in this Lease, and (iii) in the event of any irreconcilable conflict between the terms of this Lease and the terms of the Rules and Regulations (as amended), the terms of this Lease shall be controlling. Landlord shall not be responsible to Tenant for the nonperformance of any of said rules and regulations by any other tenants or occupants of the Building, provided Landlord shall not enforce any such rules and regulations against Tenant in a discriminatory manner.

                  4.2.4 No act shall be done or knowingly permitted by Tenant, or its agents, employees and/or contractors, in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Building. To Landlord's knowledge, general office use is neither unlawful, nor will it result in any increase in the existing rate of insurance in the Building. In the event the existing rate of insurance is increased because of any breach by Tenant of this covenant, Tenant shall pay to Landlord any and all fines, penalties, and/or increases in insurance premiums resulting from such breach.

5.       ENVIRONMENTAL PROVISIONS; RECYCLING.

         5.1 GENERAL. Tenant agrees to comply with any and all Environmental Laws (defined below) in connection with (1) Tenant's use of the Premises, (2) any assignment, sublease or license of the Premises or any part thereof by Tenant, (3) any termination of this Lease and surrender of possession upon a default by Tenant hereunder, (4) any corporate reorganization, consolidation, recomposition or similar change in Tenant's organization, (5) any acts, omissions and other activities of Tenant in or on the Building and the Land, and/or (6) any other fact or circumstance the existence and continuation of which imposes upon Tenant the obligation to comply therewith.

         5.2 TENANT'S WARRANTIES AND COVENANTS. During the Term, Tenant warrants, represents and covenants to and with Landlord as follows:

                  5.2.1 The Premises will not, as the result of any acts or omissions of Tenant, contain (A) asbestos in any form, (B) urea formaldehyde foam insulation, (C) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million, or (D) any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous, controlled or toxic substances, or any pollutant or contaminant, or related materials defined in or controlled pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, and any and all other federal, state and local laws, rules and regulations or orders pertaining to health, the environment and/or Hazardous Materials including, without limitation, Massachusetts General Laws Chapter 21E (collectively, "Environmental Laws") (the substances described in (A), (B), (C) or (D) above being hereinafter collectively referred to as "Hazardous Materials").

                  5.2.2 Except as specifically permitted by this Lease, the Premises will never be used by Tenant for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials.

                  5.2.3 Tenant (A) shall comply in the operation of its business, and in its use and occupancy of the Premises, with all Environmental Laws, (B) shall not store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Premises, and
(C) shall cause its employees, agents, contractors, assignees, sublessees, licensees and (while within the Premises) invitees and business visitors to comply with the representations, warranties and covenants herein contained. For all purposes of this Section 5, references to "Tenant" shall be deemed to include acts and omissions committed by Tenant and Tenant's agents, employees, contractors, subcontractors, assignees, sublessees, licensees and, while within the Premises, invitees and business visitors.

                  5.2.4 In the event of any storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials by Tenant in, on or about the Premises, Building and/or Land, or in the event of any Hazardous Materials Release (as hereinafter defined) for which Tenant bears responsibility under the provisions of this Section 5, Tenant shall, at the direction of Landlord or any federal, state, or local authority or other governmental authority, remove or cause the removal of any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Tenant, including without limitation, the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all such Hazardous Materials, on, from or affecting the Premises. If Tenant shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable law, regulation or order, the same shall constitute a default under Section 23 hereof, and Landlord may, but shall not be obligated to, do whatever is necessary to eliminate such Hazardous Materials from the Premises or otherwise comply with the applicable law, rule, regulation or order, acting either in its own name or in the name of Tenant pursuant to this Section, and the cost thereof shall be borne by Tenant and thereupon become due and payable as additional rent hereunder. Tenant shall give to Landlord and its agents and employees access to the Premises for such purposes and hereby specifically grants to Landlord a license to remove the Hazardous Materials and otherwise comply with such applicable laws, rules, regulations or orders, acting either in its own name or in the name of the Tenant pursuant to this Section.

                  5.2.5 Tenant hereby indemnifies and holds Landlord and each of its shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees, and any receiver, trustee or other fiduciary appointed for the Building, harmless from, against, for and in respect of, any and all Environmental Liabilities arising out of or relating to the violation by Tenant (or any of its agents, employees, contractors and, while within the Premises, invitees) of any of its representations, warranties and covenants under this Section 5. "Environmental Liabilities" shall mean any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any party indemnified (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) arising as a result of, or in connection with, the matter indemnified against, and will encompass, without limitation, costs associated with cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by, or undertaken in order to comply with the requirements of, any federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Premises relating to the foregoing. "Hazardous Materials Release" shall mean any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials. The foregoing indemnification and the responsibilities of Tenant under this Section 5 shall survive the termination or expiration of this Lease.

                  5.2.6 Tenant shall promptly notify Landlord in writing of (a) the occurrence of any Hazardous Materials Release caused by Tenant or any party for whom Tenant is responsible under this Section 5, or (b) any pending or threatened regulatory actions relating to the Building or Land known to Tenant arising out of the acts or omissions of Tenant or any party for whom Tenant is responsible under this Section 5, or (c) any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from, the Premises arising out of the acts or omissions of Tenant or any party for whom Tenant is responsible under this Section 5; and Tenant shall promptly furnish Landlord with copies of any correspondence or legal pleadings or documents in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Premises.

                  5.2.7 Upon expiration of the Term or any Extension Term, as applicable, Tenant shall deliver the Premises to Landlord free of any and all Hazardous Materials introduced in violation of Tenant's covenants under the Lease, and free of any liens, encumbrances, restrictions and/or Environmental Liabilities for which Tenant is responsible hereunder.

         5.3 PERMITTED MATERIALS. Notwithstanding Section 5.2 to the contrary, but subject to clauses (i) and (ii) of this Section 5.3, below, Tenant shall be permitted to temporarily store reasonable amounts of Hazardous Materials that are used in the ordinary course of Tenant's operation of the Permitted Uses (the "Permitted Materials") provided (i) such Permitted Materials are properly used, stored and disposed of in a manner and location meeting the requirements of all Environmental Laws and (ii) all Permitted Materials shall be approved in advance by Landlord with the exception those materials typically used in the operation of standard office equipment or for cleaning purposes, such as office cleaners, printing toners and the like, and which are used stored and disposed of in accordance with all applicable Environmental Laws (which common materials shall not require special written approval by Landlord). Any use, storage and disposal of Permitted Materials shall be subject to all of the terms of this Section 5 (except for the terms prohibiting same), and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency with respect to any Permitted Materials. If said Permitted Materials are not being stored, used, or disposed of in compliance with all applicable laws, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within forty-eight (48) hours (or such lesser time period as may be appropriate in the event of Emergency (as defined in Section 47.18(E) below), Landlord shall have the right to perform such work on Tenant's behalf and at Tenant's sole expense, and Tenant shall promptly reimburse Landlord for any and all reasonable costs associated with said work.

         5.4 LANDLORD'S COVENANTS. Landlord has, prior to the date hereof, provided Tenant with a copy of a report entitled "Phase I Environmental Site Assessment and Subsurface Investigation" dated May 1998 and prepared by ENSR (the "Environmental Report"), which Landlord obtained in connection with its acquisition of the Land and the Building. Landlord hereby represents to Tenant that, to Landlord's knowledge, based solely on the Environmental Report (and subject to any matters set forth therein), and other than Hazardous Materials used in the ordinary operation of a commercial office project which, to Landlord's knowledge, are being used, handled and disposed of in accordance with the requirements of Environmental Laws, there are no Hazardous Materials in, on or under the Building or Land, in violation of the requirements of any Environmental Laws. If, during or prior to the Lease Term, (a) Hazardous Materials are introduced in, on or under the Building or Land, other than as a result of the acts or omissions of Tenant or any party for whom Tenant is responsible under this Lease, or (b) Landlord otherwise violates the requirements of any Environmental Laws, or (c) Hazardous Materials contamination in, on or under the Building or the Land which existed prior to Tenant's taking occupancy of the Premises is discovered, and in either case, such contamination is not the responsibility of Tenant pursuant to Sections 5.2 and 5.3, above, then as between Landlord and Tenant, Landlord shall be responsible for making a prompt assessment of the scope and nature of the problem, and for taking remedial action, in conjunction (if appropriate) with applicable federal, state or local authorities; and in the event the presence of such Hazardous Materials was not caused by Tenant, or its employees, contractors or invitees, Landlord shall be responsible at its sole expense (and without reimbursement pursuant to Section 9 of this Lease) for the cost to remediate any such contamination and/or correct any such violation, and for all fines, penalties and other actual damages arising therefrom. In performing any such remediation pursuant to this Section 5.4, Landlord shall use all commercially reasonable efforts to protect Tenant's property from damage or loss, and to minimize interference with and/or disruption to Tenant's ongoing business operations (subject to the applicable legal requirements associated with such remediation). The foregoing is without prejudice to Landlord's right to seek recovery of damages or losses from the parties at fault in any Hazardous Materials Release.

         5.5 RECYCLING REGULATIONS. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called "regulations") of any governmental body having jurisdiction over the Premises or the Building, whether required of Landlord or otherwise, regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called "waste products") including but not limited to the separation of such waste products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by such regulations. Landlord shall, in its activities within the Building and its provision of services hereunder, comply (or cause its agents and contractors to comply) with the foregoing regulations (the cost of which shall be included within "Operating Costs" under Section 9.5 of this Lease. Landlord reserves the right (a) to refuse to accept from Tenant any waste products that are not prepared for collection in accordance with any such regulations, and (b) to require Tenant to pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with any such regulations.

6.       LATE CHARGES; INTEREST.

         6.1 LATE CHARGE. Tenant hereby acknowledges that late payment to Landlord of Base Rent or additional rent will cause Landlord to incur administrative costs and loss of investment income not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Base Rent or additional rent due from Tenant is not received by Landlord or Landlord's designated agent within five (5) business days after the date due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, plus any attorneys' fees and costs incurred by Landlord by reason of Tenant's failure to pay Rent and other charges when due hereunder. The parties hereby agree that such late charges represent a fair and reasonable estimate of the administrative cost that Landlord will incur by reason of Tenant's late payment. Landlord's acceptance of such late charges shall not constitute a waiver of Tenant's default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted hereunder.

         6.2 INTEREST. In addition to the administrative late charge provided for under Section 6.1, above, if any Base Rent or additional rent due from Tenant to Landlord is not paid within five (5) business days after the date due (if Tenant was not assessed a late charge by virtue of such late payment) or thirty (30) days after the date due (if Tenant was assessed a late charge by virtue of such late payment), such unpaid amount shall bear interest from the date originally due until the date paid at an annual rate of interest (the "Default Rate") equal to the lesser of (a) the Prime Rate plus three percent (3%) or (b) the highest annual rate of interest permitted under applicable law. Landlord's acceptance of such interest shall not constitute a waiver of Tenant's default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted hereunder. The term "Prime Rate" shall mean the "Prime Rate" of interest as published from time to time in the Wall Street Journal, or if not so published, then the "Prime Rate" as established from time to time by the bank in which Landlord maintains its bank accounts with respect to the Building.

7.       REPAIRS AND MAINTENANCE.

         7.1 LANDLORD'S RESPONSIBILITIES. Landlord shall maintain or cause to be maintained, and after receiving notice or actual knowledge of the need for repair, shall repair and/or replace (as necessary) all structural and non-structural portions of the Building Systems (as hereafter defined), Common Areas (as hereafter defined) and Structural Elements (as hereafter defined) in a manner consistent with the level of maintenance and repair customary for the first-class office building in the Needham/Newton/Route 128 area, provided that, to the extent any of such maintenance or repairs is rendered necessary by the negligence or willful misconduct of Tenant, its agents, customers, employees, independent contractors, guests or (while within the Premises) invitees, Tenant shall be obligated to reimburse Landlord for all costs sustained by Landlord in connection therewith to the extent such costs are not covered by the fire and casualty insurance maintained, or required to be maintained, by Landlord on the Building, which reimbursement shall be due no later than ten (10) days after Landlord's written demand. For the purposes of this Section 7, "Building Systems" shall mean the mechanical, electrical, plumbing, sprinkler, and HVAC systems serving the Building but shall specifically exclude dedicated HVAC systems serving only the Premises (the "Dedicated HVAC Units"), and specialty installations requested by Tenant which shall be maintained at Tenant's sole cost and expense; "Common Areas" shall mean those areas of the Land and Building which are available for the non-exclusive use of any tenant of the Building, including without limitation sidewalks, parking areas, driveways, lobbies, landscaping, restrooms, stairs, corridors, janitor's closets, and electrical and telephone closets; and "Structural Elements" shall mean the structural components of the Building's base building improvements, including structural components which integrate with the interior tenant improvements within the Premises, including without limitation the roof, foundations, exterior structural walls and other load-bearing elements of the Building.

         7.2 TENANT'S RESPONSIBILITIES. Except for (i) repairs to Building Systems, Common Areas and Structural Elements, (ii) warranty repairs related to Base Building Improvements and Landlord's Work (if any), (iii) janitorial and cleaning services to the extent provided by or through Landlord under Section 8.1, below, and (iv) repairs to the interior of the Premises to the extent the same are rendered necessary by the negligence or willful misconduct of Landlord and its agents, employees and independent contractors, and are not covered by the fire and casualty insurance maintained, or required to be maintained, by Tenant under this Lease, Tenant shall be responsible (at Tenant's sole expense) for repairs and maintenance to the interior of the Premises.

         7.3 NOTIFICATION REQUIREMENTS. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition in the Premises actually known to Tenant which Landlord is required to repair, and failure to so report such defects shall excuse any delay by Landlord in commencing and completing such repair to the extent the same would otherwise be Landlord's responsibility under this Lease. In addition, if Tenant fails to report a defective condition within the Premises promptly, and such failure results in any incremental additional repair expense, Tenant shall be responsible for such incremental additional expense.

         7.4 EXPENSES. All expenses incurred by Landlord pursuant to this
Section 7 (to the extent not payable directly by Tenant as above provided) will be included within "Operating Costs" as defined in Section 9, below, to the extent not excluded under Section 9.6. Operating Costs will not include (and Landlord will be solely responsible for) costs associated with (a) the correction of any defects in construction and/or incomplete items of construction as determined in accordance with the provisions of Paragraph 15 of EXHIBIT C, (b) any repairs or replacements of the Structural Elements (collectively "Structural Repairs") during the initial seven-year Lease Term, provided that the foregoing shall not restrict the inclusion within Operating Costs of (i) costs of ordinary maintenance of the Structural Elements, such as periodic caulking and the like, and (ii) costs of repair or replacement of Structural Elements to the extent necessitated by Alterations or other improvements integrated therein by Tenant (such as repairs to any Structural Element necessitated by Tenant's installation of Dedicated HVAC Units serving only the Premises or other similar items or equipment which exceed the maximum floor load or place extra stress on such Structural Elements, or the like), and
(c) any repairs or replacements performed under warranty. The foregoing notwithstanding, in the event a Structural Repair is needed in lieu of a necessary repair after the initial Lease Term, Landlord shall have the right to amortize the cost thereof on a monthly basis over the useful life of the replacement item (as determined in accordance with generally accepted accounting principles, consistently applied) at an interest rate of twelve percent (12%) per annum in order to defray such expense, calculated as of the date of such capital expense, and to recover from Tenant as part of Operating Costs hereunder the lesser of (A) the annual repair cost that would have been incurred in order to repair such item rather than replace it, as reasonably estimated by Landlord for each such year during the actual useful life of such item (but terminating on and after the Lease Expiration Date), or (B) the sum of all such amortization payments payable during each such year during the useful life of such item (but terminating on and after the Lease Expiration Date).

8.       UTILITIES AND SERVICES.

         8.1 HOURS OF SERVICE. From 8:00 a.m. to 6:00 p.m. on weekdays and from 8:00 a.m. to 1:00 p.m. on Saturday (collectively "Normal Business Hours") (excluding the following holidays: New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, Christmas Day and any holiday designated as such by an Executive Order of the President of the United States or by Act of Congress, herein collectively referred to as "Holidays"), Landlord shall furnish (i) electricity to the Premises for lighting and for the operation of normal and customary office machines, heating, ventilation and air-conditioning service ("HVAC") as set forth in EXHIBIT C and (ii) hot and cold water to common area restrooms. Landlord shall also provide for toilet cleaning and supply, common area and in-suite janitorial services, and window washing (collectively "Janitorial Services") on weekdays (excluding Holidays) in accordance with the specifications set forth in EXHIBIT F. Landlord shall also provide electrical service (excluding HVAC) and hot and cold water, as above provided, at all times other than Normal Business Hours. The cost of all of the foregoing services furnished by Landlord shall constitute Operating Costs or Costs of Electricity, as the case may be, and shall be payable as provided in Section 9 of this Lease.

         8.2 ADDITIONAL HVAC SERVICE. If requested by Tenant, Landlord shall furnish HVAC service at times other than Normal Business Hours at the cost of such service as established from time to time by Landlord, which amount shall be paid by Tenant as additional rent as provided in Section 2 hereof. Such cost shall be based upon Landlord's actual out-of-pocket cost including for electrical utility service associated therewith, plus a reasonable amount to account for accelerated depreciation of equipment and increased repair and maintenance expense. Tenant must notify Landlord (through the individual or calling procedure established by Landlord's property manager to serve such function) no later than 1:00 p.m. on a business day for after-hours HVAC service that day, and no later than 1:00 p.m. on Friday or the day before a holiday for after-hours HVAC service for the following weekend or holiday. If the quantity or kind of utilities or services furnished by Landlord to the Premises to meet Tenant's requirements is excessive or abnormal relative to the utilities and services consumed by office tenants generally, as determined in accordance with
Section 8.4, below, and is not otherwise captured as a cost reimbursable by Tenant to Landlord through Tenant's obligation to pay Costs of Electricity (for example, unusual or excessive water consumption), Tenant shall reimburse Landlord upon demand for the additional cost resulting from Tenant's excessive or abnormal consumption.

         8.3 ADDITIONAL PROVISIONS. Except as specifically provided in Section 8.5, below, Landlord shall not be liable to Tenant for any loss, injury or damage to property, or loss of income or other business loss, caused by or resulting from any variation, interruption, or failure of such services due to any cause whatsoever, or from failure to make any repairs or perform any maintenance, except that, subject to Section 19.1 of this Lease, Landlord will not be excused from liability to Tenant for loss, injury or damage to property arising from the above-described causes to the extent caused by Landlord's negligence or willful misconduct or breach of this Lease and not covered or coverable under any policies of insurance (or any self-insurance) which Tenant is required to obtain or provide pursuant to any applicable provisions of this Lease. In addition, Landlord shall not be liable to Tenant for (a) any damage to the Premises, (b) any loss, damage or injury to any property therein or thereon,
(c) any claims for the interruption of or loss to Tenant's business or (d) for any indirect damages or consequential losses, to the extent occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes, other water leakage or flooding, or other similar causes in, above, upon or about the Premises or the Building. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Building, Landlord and Tenant shall comply with such requirements, without any abatement or reduction of the Base Rent, additional rent or other sums payable by Tenant hereunder, except as (and solely to the extent) provided in Section 8.5 below.

         8.4 MEASUREMENT OF TENANT'S ELECTRICAL CONSUMPTION. Landlord shall, at Tenant's expense, install electrical measurement devices or submeters to measure Tenant's electrical consumption precisely. For purposes of determining Tenant's obligation to pay Costs of Electricity as set forth in Section 9, below, Tenant's electrical consumption hereunder, as determined by measurement devices, shall be that associated with the electrical lights, outlets, other electrical connections located within the Premises and the Dedicated HVAC Units and shall not include the electrical consumption of the HVAC unit which generally serves the Premises (the cost of which electrical consumption shall be included within Operating Costs pursuant to Section 9)(the "Costs of Electricity"). Tenant's Costs of Electricity shall be an amount equal to the total cost of the electricity furnished to the Building multiplied by a fraction, the numerator of which shall be Tenant's electrical consumption as measured by the submeter for the Premises, and the denominator of which shall be the total electricity supplied to the Building as measured by the main meter serving the entire Building.

         8.5 INTERRUPTION IN SERVICES. Notwithstanding any provision of Section 8.3, above, to the contrary, in the event that (i)(A) the supply of hot and cold water, HVAC service and/or electrical or gas service (each an "Essential Service") to the Premises is interrupted as a result of the negligence or willful misconduct of Landlord, or its agents, employees or contractors (and not as a result of any cause beyond Landlord's reasonable control, such as a general electrical outage or blackout), or (B) Landlord negligently or willfully fails to perform maintenance and repair work as required hereunder and (ii) such interruption or failure to make the requisite repairs continues for a period exceeding five (5) consecutive business days after Tenant first notifies Landlord of such interruption or failure in writing, and (iii) as a result thereof Tenant is unable to and does not in fact conduct business from the Premises or any applicable portion thereof, then from and after such fifth (5th) consecutive business day, Tenant shall be entitled to abate its Base Rent and additional rent obligations hereunder as to the Premises or portion thereof which is not usable (and is in fact not used) until such time as the applicable Essential Service is restored or the requisite repairs are made. The foregoing shall constitute Tenant's sole and exclusive remedy in the event of an interruption of services to the Premises. In addition, if Landlord fails promptly to commence, and to use diligent efforts thereafter, to cure (or to cause the applicable utility provider to cure) the applicable interruption or failure (even if not caused by Landlord's negligence or misconduct), then Tenant shall have the right to exercise its right of self-help as more fully set forth in Section 34.4, below (subject to any provisions therein requiring notice and the opportunity to cure), and all reasonable expenses incurred by Tenant in the exercise of such right shall be recoverable by Tenant from Landlord.

         8.6 YEAR 2000 COMPLIANCE. Landlord represents and warrants to Tenant that, to the best of its knowledge based on documentation provided by its vendors and/or service providers, all equipment, software, and appliances, including but not limited to elevators, heating, ventilating and air conditioning systems, card key access systems, door locks, energy management systems, sprinkler systems, fire detection and life safety systems and other Building Systems, which equipment, software, and appliances (i) are within Landlord's control, (ii) affect Landlord's ability to satisfy its obligations to Tenant under the Lease, and (iii) materially and adversely impact Tenant's use and occupancy of the Premises, will remain fully functional and perform their normal operations without any interruptions or malfunctions in the services or operations as a result of the passage of time from calendar year 1999 to calendar year 2000, as well as on and after January 1, 2000. If any repairs, alterations, or replacements must be made to any of the aforesaid equipment, software, or appliances in order to prevent or eliminate any interruptions or malfunctions in the services or operations as a result of such passage of time from each date to the next, Landlord hereby agrees to use commercially reasonable efforts to cause any such repairs, alterations, or replacements to be made on or before December 31, 1999, and to provide Tenant with evidence of the completion of such repairs, alterations, or replacements promptly after such completion. Landlord further agrees that any interruptions or malfunctions of any of the aforesaid Building systems which may occur as the result of the passage of time from calendar year 1999 to calendar year 2000, will not be deemed to constitute a "Force Majeure" or an event, the occurrence of which is beyond the reasonable control of Landlord to prevent or avoid. Notwithstanding the foregoing, nothing contained herein shall be construed as a representation or warranty by Landlord with respect to any equipment, software, or appliance which is owned, operated, or otherwise under the control of any public or private utility or any authority having jurisdiction over the Building or over such equipment, software, or appliance.

9.       COSTS OF ELECTRICITY AND EXPENSE INCREASES.

         9.1 DEFINED. For each calendar year or portion thereof during the Term, Tenant shall pay as additional rent to Landlord (i) Tenant's Cost of Electricity and (ii) Tenant's Share of an amount (hereinafter referred to as "Expense Increases") equal to the difference between:

                  (a) Operating Costs (defined in Section 9.5, below) for such calendar year; and

                  (b) Operating Costs for the Operating Costs Base Year (defined in Section 9.2, below).

         9.2 BASE YEAR. For all purposes hereof, the "Operating Costs Base Year" shall be the 2000 calendar year.

         9.3 ESTIMATED PAYMENTS. Tenant shall make monthly installment payments on an estimated basis toward (i) Costs of Electricity, and (ii) Tenant's Share of Expense Increases, in an amount equal to one-twelfth (1/12) of Landlord's estimate of Costs of Electricity and one-twelfth (1/12) of Landlord's estimate of the Tenant's Share of Expense Increases for the then-current calendar year. Tenant's obligation to make monthly installment payments toward Costs of Electricity shall commence on first (1st) day of the first (1st) full calendar month of the Term, and Tenant's obligation to make monthly installment payments toward Tenant's Share of Expense Increases shall not commence until the first
(1st) day of the thirteenth (13th) full calendar month of the Term. The foregoing estimate(s) shall be based on Landlord's reasonable estimate of Costs of Electricity and Expense Increases for such calendar year (which shall not exceed 105% of the prior year's Costs of Electricity and Expense Increases in the absence of evidence that a larger estimate is warranted). Landlord shall endeavor to communicate such estimate to Tenant on or before the date Landlord provides Tenant with the Expense Statement referenced in Section 9.4, below, provided that until Landlord provides such estimate to Tenant, Tenant's estimated payments will be based upon the prior year's estimate. Landlord currently estimates Costs of Electricity to equal $1.00 per square foot per year. If at any time or times during such calendar year, it appears to Landlord that Costs of Electricity or Tenant's Share of Expense Increases for such calendar year will vary from Landlord's estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year and Tenant's estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate. The foregoing notwithstanding, to the extent determined on the basis of submetering or measuring devices, Costs of Electricity shall be paid by Tenant within thirty
(30) days after Landlord's written invoice therefor, and shall be based upon Tenant's actual consumption at the actual cost charged for such electrical service by the utility provider.

         9.4 ANNUAL RECONCILIATION. Within one hundred twenty (120) days after the end of each calendar year after the Operating Costs Base Year, Landlord shall provide to Tenant a statement (the "Expense Statement") setting forth Costs of Electricity and Operating Costs for such calendar year and Tenant's Share of Expense Increases for such year, calculated in accordance with Section 9.1, above. Within thirty (30) days after the delivery of such Expense Statement, Tenant shall pay to Landlord any deficiency between (a) the sum of
(i) the amount shown as Costs of Electricity for such calendar year and (ii) the amount shown as Tenant's Share of Expense Increases for such calendar year, and
(b) any payments made by Tenant thereto in accordance with Section 9.3, above. If the payments made by Tenant pursuant to Section 9.3 exceed the amount shown in the Expense Statement as Costs of Electricity and as Tenant's Share of Expense Increases for such calendar year, the excess amount shall be applied against the next payment(s) of Base Rent or additional rent coming due hereunder, unless the Lease shall have expired, in which event Landlord shall refund such excess at the time of its delivery of the Expense Statement.

         9.5 OPERATING COSTS. The term "Operating Costs" shall mean any and all expenses incurred by Landlord in connection with the operation, management, maintenance and repair of the Building and the Land, and all easements, rights and appurtenances thereto, but excluding the expenses identified in Section 9.6, below. Operating Costs shall include:

                  (a) [Intentionally Deleted];

                  (b) subject to the limits on certain capital expenditures set forth in Section 9.5(l), below, and any other limits on amounts that may be included within Operating Costs pursuant to Section 7.4 above, the costs to repair and maintain the Building, Land, Building Systems, Common Areas and Premises;

                  (c) all expenses paid or incurred by Landlord and surcharges imposed against the Building for electricity, water, gas, sewer, oil, and other utility services, including electricity provided to the HVAC units which serve the Building, including without limitation any HVAC units which serve those areas of the Building (including the Premises) which are leased and/or leasable to tenant (including Tenant), and excluding only the Dedicated HVAC Units, the electricity provided to the electrical lights, outlets, and other electrical connections located within those portions of the Building (including the Premises) that are leased or leasable to tenants (including Tenant);

                  (d) subject to the limits on certain capital expenditures set forth in Section 9.5(l) below, and any other limits on amounts that may be included within Operating Costs pursuant to Section 7.4 above, any other costs and expenses incurred in connection with the provision of the utilities and services set forth in Section 8, above, including without limitation the maintenance, repair and replacement of the Building Systems furnishing such utilities and/or services;

                  (e) the cost of Building supplies and materials (including personal property used in the repair and maintenance of the Building and Common Areas);

                  (f) the cost of cleaning and janitorial services in or about the Premises, the Building (including without limitation Common Areas) and the Land;

                  (g) the cost of window glass replacement, repair and cleaning;

                  (h) the cost of repair and maintenance of the grounds, including costs of landscaping, gardening and planting, including service or management contracts with independent contractors, and including security and energy management services and costs;

                  (i) subject to the limits on certain capital expenditures set forth in Section 9.5(l) below, costs to achieve day-to-day compliance with any governmental laws, rules, orders or regulations in the operation of the Building and the provision of services hereunder (the cost of day-to-day compliance being understood to mean ordinary Operating Costs incurred in performing operational functions which are required in order to comply with applicable legal requirements, such as repairing non-functioning life safety equipment like smoke detectors or fire extinguishers, meeting trash recycling obligations, etc., and shall exclude the cost of any alterations, additions, improvements or renovations except as permitted under Section 9.5(l) below);

                  (j)  utility taxes;

                  (k) the amount of compensation (including employment taxes, fringe benefits, salaries, wages, medical, surgical, and general welfare benefits such as health, accident and group life insurance, pension payments, payroll taxes, and worker's compensation insurance) paid for all persons who perform duties in connection with the operation, management, maintenance and repair of the Building, including building engineers, custodial staff and similar operating personnel, and including the property and asset managers, but excluding any executives or other employees of Landlord or its property and asset management firms who are above the level of property manager, and excluding any portion of such compensation which is not reasonably allocable to services performed for the Building;

                  (l) any capital expenditures incurred to reduce Costs of Electricity or Operating Costs, to comply with any governmental law, order, regulation or other legal requirement enacted after the date of this Lease, to replace existing equipment and machinery necessary to the day to day operation of the Building, or which are capital replacements (i.e., replacements of common area or common usage Building components and systems in lieu of capital repairs otherwise required to be made thereto, but excluding capital replacements made in lieu of Structural Repairs), provided that (i) each such capital expenditures shall be amortized on a monthly basis over the useful life thereof as determined in accordance with generally accepted accounting principles at an interest rate of twelve percent (12%) per annum, and the amount recoverable by Landlord as an Operating Cost in each year of the Term thereafter occurring (including the year in which such expenditure is made) shall equal the sum of all such amortization payments payable during each such year, and (ii) with respect to any capital expenditure which is incurred solely to reduce Costs of Electricity and/or other Operating Costs, the amount otherwise recoverable under clause 9.5(l)(i), above, shall be further limited by the amount of such reduction which is achieved in each applicable year.

                  (m) cost of premiums for casualty, liability, workers' compensation, boiler and machinery, sprinkler leakage, rent loss, use and occupancy and other insurance;

                  (n) license, permit and inspection fees;

                  (o) property management fees at rates consistent with rates charged for comparable office projects in the Needham/Newton/Route 128 area which are leased on a full service, net-of-electric basis;

                  (p) [Intentionally Deleted];

                  (q) the cost of ordinary compliance with Environmental Laws and excluding any Environmental Liabilities which are determined to be Landlord's sole responsibility under Section 5 above;

                  (r) personal property taxes which may be assessed against personal property which is used in the management, operation, and/or maintenance of the Building, and located in the Building (or allocated between the Building and any other building or property with respect to which such personal property is used on an equitable basis);

                  (s) the cost of operating any fitness facility, conference facility, transportation service, concierge service, or other similar amenity furnished generally to tenants of the Building;

                  (t) the cost of trash removal, including all costs incurred in connection with waste product recycling pursuant to Section 5.5 (except to the extent any such costs are charged directly to the tenants);

                  (u) any local and state governmental or quasi-governmental surcharges or special charges assessed in connection with the operation and maintenance of the Building;

                  (v) the cost of uniforms and dry cleaning for on-site Building personnel;

                  (w) the cost of snow and ice removal or prevention;

                  (x) the cost of telephone, telegraph, postage, stationery supplies and other materials and expenses required for the routine operation of the Building;

                  (y) to the extent Tenant exercises its self-help rights pursuant to Section 34.4 of this Lease, any amount reimbursed by Landlord to Tenant, or offset by Tenant, pursuant to Section 34.4 or 34.5 shall be included in Operating Costs for the year in which such item was performed by Tenant, but solely to the extent the item for which Tenant is seeking reimbursement from Landlord (or as to which Tenant has exercised such right of offset) would otherwise have been included in Operating Costs had such item been performed by Landlord and paid for by Landlord;

                  (z) any other expense or charge whether or not hereinbefore described which, in accordance with generally accepted accounting and management practices, would be considered a reasonable and necessary expense of maintaining, managing, operating or repairing the Building and/or the Land.

         9.6      EXCLUSIONS.

                  (a) Notwithstanding the foregoing, Operating Costs shall not include any of the following: (1) capital expenditures or costs of any capital improvements, except those included within Operating Costs to the extent provided under Section 9.5 (l), above; (2) costs of any special services rendered to individual tenants (including Tenant), for which a special, separate charge shall be made; (3) painting, redecorating or other similar work which Landlord performs for specific tenants, the expenses of which are paid by such tenants or, if paid by Landlord, do not arise out of necessary repairs recoverable under Section 9.5; (4) Real Estate Taxes (as defined in Section 10);
(5) depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices (except as set forth in Section 9.5(l), above); (6) ground rent, if Landlord's interest in the Land is derived solely from a ground lease; (7) interest and amortization of funds borrowed by Landlord (except as specifically provided above); (8) leasing commissions, and advertising, legal, space planning and construction expenses, incurred in procuring, negotiating leases with, and installing leasehold improvements for, tenants or prospective tenants of the Building; (9) salaries, wages, or other compensation paid to officers or executives of Landlord (or Landlord's property management firm) in their capacities as officers and executives; (10) any other expenses for which Landlord actually receives direct reimbursement from insurance, condemnation awards, other tenants or any other source, excluding general payments of Expense Increases pursuant to this Section 9 by Tenant and other tenants of the Building; (11) any costs of renovating or otherwise improving space for tenants or other occupants of the Building; (12) any costs in connection with an expansion of the Rentable Area of the Building;
(13) any costs in connection with the repair, replacement or correction of any construction work performed by or on behalf of Landlord in connection with the initial construction of the Building or the Premises by reason of defective or incorrect design or construction to the extent not permitted to be included in Operating Costs pursuant to Article 7 of this Lease; (14) any cost of reconstruction or other work occasioned by fire, windstorm, or by any casualty insured, or required to be insured, against hereunder, or by the exercise of the right of eminent domain, except to the extent of any so-called "deductible" amount under policies of insurance (which deductible amount shall not exceed $10,000); (15) any cost of services or utilities that are provided by Landlord to tenants, for which tenants are required to make separate payment to Landlord;
(16) any expenses in connection with services or other benefits of a type which are not provided to Tenant, but which are provided to another tenant or occupant; (17) any costs incurred due to violation by Landlord of the terms and conditions of any lease; (18) any charges under any maintenance or management contract made with an affiliate of Landlord or to any person or party otherwise directly or indirectly related to Landlord, but only to the extent that the amount of such payment would exceed competitive costs of the same item if furnished or provided by an unrelated person or party;
(19) any amortization or rental payments on any ground or underlying leases;
(20) any of Landlord's general overhead not directly connected with the management/operation of the Building; (21) any compensation paid to employees or other persons in connection with commercial concessions operated by Landlord;
(22) any items or services for which Tenant or any tenant specifically reimburses Landlord or pays third persons; (23) any costs, fines or penalties incurred due to any violation by Landlord of any governmental rule or authority;
(24) any increases in premium for any insurance maintained by Landlord resulting from the extra-hazardous activities of Landlord or tenants other than Tenant;
(25) any costs of maintenance, repairs or replacements required because of the negligent or willful act or omission of Landlord, its officers, directors, servants, agents, employees or contractors; (26) any Environmental Liabilities for which Landlord is responsible under this Lease; and (27) any capital expenditures incurred to comply with any governmental law, order, regulation or other legal requirement enacted prior to the date of this Lease.

         9.7 FURTHER ADJUSTMENT. In the event Landlord shall furnish any utility or service which is included in the definition of Operating Costs to less than ninety-five percent (95%) of the rentable area of the Building because (i) the average occupancy level of the Building for the Operating Costs Base Year and/or any subsequent calendar year was not ninety-five percent (95%) or more of full occupancy, (ii) any such utility or service is not required by or provided to one or more of the tenants or occupants of the Building, and such tenant(s) is
(are) not required to contribute its (their) proportionate share thereof, or
(iii) any tenant or occupant is itself obtaining or providing any such utility or services directly, then the Operating Costs for such year (including the Operating Costs Base Year) shall be adjusted to include all additional costs, expenses and disbursements that Landlord reasonably determines would have been incurred had the Building been ninety-five percent (95%) occupied during the year in question and such utilities and services provided to all tenants. The intent of this Section 9.7 is to ensure that the reimbursement of all Operating Costs is fair and equitably allocated among the tenants receiving such utilities and services. In the calculation of Operating Costs hereunder, no expense shall be charged more than once.

         9.8      INTENTIONALLY DELETED.

10.      INCREASES IN REAL ESTATE TAXES

         10.1 DEFINED. For each calendar year or portion thereof during the Term, Tenant shall pay as additional rent to Landlord, without diminution, set-off or deduction, except as expressly provided in this Lease, Tenant's Share of an amount (hereinafter referred to as "Tax Increases") equal to the difference between:

                  (a) Real Estate Taxes (defined in Section 10.5, below) payable with respect to such calendar year; and

                  (b) Real Estate Taxes payable with respect to the Real Estate Tax Base Year (defined in Section 10.2, below).

         10.2 BASE YEAR. For all purposes hereof, the "Real Estate Tax Base Year" shall be the 2001 fiscal tax year (i.e., July 1, 2000-June 30, 2001).

         10.3 ESTIMATED PAYMENTS. Tenant shall make monthly installment payments toward Tenant's Share of Tax Increases on an estimated basis, based on Landlord's reasonable estimate of Tax Increases for such calendar year. Tenant shall pay Landlord commencing on the first day of the month immediately following the last day of the Real Estate Tax Base Year, and on the first day of each month thereafter during the Term, one-twelfth (1/12) of Landlord's estimate of Tenant's Share of Tax Increases for the then-current calendar year. If at any time or times during such calendar year, it appears to Landlord that Tenant's Share of Tax Increases for such calendar year will vary from Landlord's estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year and Tenant's estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate.

         10.4 ANNUAL RECONCILIATION. Within one hundred twenty (120) days after the end of each calendar year after the Real Estate Tax Base Year, Landlord shall provide to Tenant a statement (the "Tax Statement") setting forth the total Real Estate Taxes for such calendar year and Tenant's Share of Tax Increases for the applicable year, and if requested by Tenant at least thirty
(30) days prior to Landlord's delivery of the Tax Statement, a copy of the real estate tax bill. Within thirty (30) days after the delivery of such Tax Statement, Tenant shall pay to Landlord any deficiency between the amount shown as Tenant's Share of Tax Increases for such calendar year and the estimated payments made by Tenant toward such amount in accordance with Section 10.3, above. In the case of excess estimated payments, the excess shall be applied against estimated payments of Real Estate Taxes for the subsequent calendar year, unless the Lease shall have expired, in which event Landlord shall refund such excess, without interest, with the delivery of the Tax Statement.

         10.5 REAL ESTATE TAXES. For purposes of this Lease, "Real Estate Taxes" shall mean all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed upon the Land and/or the Building, or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Land and/or the Building under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system. Real Estate Taxes (a) shall include all reasonable expenses (including, but not limited to, attorneys' fees, disbursements and actual costs) incurred by Landlord in obtaining or attempting to obtain a reduction of such taxes, rates or assessments, including any legal fees and costs incurred in connection with contesting or appealing the amounts or the imposition of any Real Estate Taxes, and (b) shall exclude any franchise, capital stock, capital, rent, income, profit or similar tax or charge. Landlord shall pay any special assessment by installments to the extent it has the right to do so, and in such event, Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment. In the event Landlord succeeds in obtaining a reduction of such taxes, rates or assessments, then, after reimbursement to Landlord of all expenses (including, but not limited to, attorneys' fees, disbursements and actual costs) incurred by Landlord in obtaining such reduction, Tenant shall be entitled to receive its proportionate share of the net amount of any refund received or reduction obtained by Landlord to the extent allocable to the Term of this Lease.

         10.6 FURTHER ADJUSTMENT. If in any year of calculation, including the Real Estate Tax Base Year, the Building is (i) less than 95% occupied and the determination of the amount of Real Estate Taxes due, as calculated by the applicable taxing authority, is based in whole or in part upon the level of occupancy of the Building, or (ii) or is not otherwise fully assessed, then Real Estate Taxes calculated for any such year shall be adjusted by Landlord to reflect a reasonable estimate of what Real Estate Taxes for such year would have been, based on the applicable method of calculation utilized by such taxing authority, had the Building been 95% occupied and/or otherwise fully assessed. The intent of this Section 10.6 is to ensure that the reimbursement of all Real Estate Taxes is fair and equitably allocated (a) between Landlord (with respect to any unoccupied space in the Building) and the tenants of the Building and (b) among the tenants of the Building.

         10.7 SEPARATE TAX LOT. Landlord represents that the Land and the Building constitute one tax parcel which does not include any real estate other than the Land and the Building.

11.      ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES.

         11.1 PARTIAL YEAR; END OF TERM. To the extent Real Estate Taxes, and/or any items of Operating Costs, cannot more accurately be determined for any partial calendar year of the Term by a method other than proration, the parties agree that such determination shall be made by multiplying the amount thereof for the full calendar year by a fraction, the numerator of which is the number of days during such partial calendar year falling within the Term and the denominator of which is 365. If this Lease terminates on a day other than the last day of a calendar year, the amount of any adjustment to Tenant's Share of Expense Increases and Tax Increases with respect to the calendar year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such termination date bears to 365; and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery by Landlord to Tenant of the Expense Statement or Tax Statement, as the case may be, with respect to such calendar year.

         11.2 OTHER TAXES. In addition to Tenant's Share of both Expense Increases and Tax Increases: (a) Tenant shall pay to Landlord (in accordance with Section 1.5, above) Tenant's Share of any taxes imposed upon the Premises, the Building, the Land or the rents payable hereunder (i) in the nature of a sales or use tax (other than taxes payable by Landlord in connection with the sale or other transfer of all or any portion of its interest in the Building and/or Land), or (ii) in the form of a levy made in substitution for ad valorem real estate taxes (but specifically excluding any income or franchise tax, net profits tax, estate tax, inheritance tax or payroll tax); and (b) Tenant shall pay, prior to delinquency, all personal property taxes payable with respect to all property of Tenant located in the Premises or the Building and shall provide promptly, upon request of Landlord, written proof of such payment.

         11.3 TIMING OF ESTIMATES. If Landlord does not determine its estimate for the then current calendar year of Tenant's Share of Expense Increases and/or Tax Increases until February 1 or later, Tenant shall continue to make such payments at the prior calendar year's rate, and in such event, Tenant's first such estimated payment installment after such estimate is first made or updated shall


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



include, retroactively, any increases in the monthly estimated payments applicable since January 1 of the same calendar year.

         11.4 TENANT'S RIGHT OF REVIEW.

                  11.4.1 Each Expense Statement which Landlord provides to Tenant pursuant to this Sections 9 and 10, above, shall be conclusive and binding upon Tenant unless, within thirty (30) days after Tenant's receipt of the Expense Statement for a particular calendar year, Tenant provides Landlord with written notice (the "Review Notice") stating that Tenant is exercising its right to undertake a more extensive review of the Operating Costs, Costs of Electricity or Real Estate Taxes (hereinafter "Total Expenses") for the Building for such calendar year. Such review shall commence within thirty (30) days after Tenant's Review Notice on a mutually agreeable time and date, at the offices of Landlord (or such other location as is reasonably designated by Landlord), and shall be completed within thirty (30) days after commenced. Tenant's review shall take place during Landlord's normal business hours, and shall be limited to those books and/or documentation which contain the data for and the method used by Landlord in calculating the Total Expenses for the Building for the applicable year. Tenant's right to review Total Expenses for the Building for a particular calendar year shall be a one-time right for any five-year period included in the Term.

                  11.4.2 Tenant shall notify Landlord in writing of the results of Tenant's review within ten (10) business days after such review is completed. If Tenant's review demonstrates that Landlord has overstated Total Expenses, but by less than five percent (5%), then Landlord shall credit the amount of such overstatement against Tenant's next due payment of Base Rent and additional rent, and Tenant shall bear the full cost of Tenant's review. If Tenant's review demonstrates that Landlord has overstated Total Expenses by five percent (5%) or more, then Landlord shall credit such amount against Tenant's next due payment of Base Rent and additional rent, and Landlord shall reimburse Tenant the reasonable and actual costs of Tenant's review, not to exceed Two Thousand Five Hundred Dollars ($2,500). If Tenant's review demonstrates that Landlord has not overstated Total Expenses, then (i) Landlord shall have the right to invoice Tenant for any amount by which Tenant's Share of Total Expenses was understated, which invoice shall be payable by Tenant within fifteen (15) days after receipt thereof, (ii) Tenant shall bear the full cost of Tenant's review, and (iii) Tenant shall reimburse Landlord for any reasonable and actual third party costs which Landlord incurred in connection with such review, not to exceed Two Thousand Five Hundred Dollars ($2,500).

12.      TENANT'S INSURANCE.

         12.1 COVERAGE REQUIREMENTS. Tenant shall during the Term of this Lease, procure at its expense and keep in force the following insurance: (i) Commercial general liability insurance naming the Landlord and Landlord's managing agent as additional insureds against any and all claims for bodily injury and property damage occurring in or about the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million Dollars ($2,000,000). If Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord's insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease; (ii) personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located within the Premises for perils covered by the causes of loss -- special form (all risk) and in addition, coverage for flood, earthquake and boiler and machinery (if applicable), which insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing; (iii) workers' compensation insurance in accordance with statutory laws and employers' liability insurance with a limit of not less than One Hundred Thousand Dollars ($100,000) per employee and Five Hundred Thousand Dollars ($500,000) per occurrence; and (iv) such other insurance as may be required by Landlord's beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises, or as is reasonable and customary for first class office buildings in the area in which the Building is located.

         12.2 RATING; CERTIFICATES; CANCELLATION. The policies required to be maintained by Tenant shall be with companies rated A:X or better in the most current issue of Best's Insurance Reports, and licensed to do business in the state in which the Premises are located and domiciled in the USA. Except as provided in Section 12.1, above, any deductible amounts under any insurance policies required hereunder shall not exceed One Thousand Dollars ($1,000). Certificates of insurance evidencing that Tenant has all of the coverages required herein shall be delivered to Landlord prior to the Commencement Date. Each policy of insurance shall provide notification to Landlord at least thirty
(30) days prior to any cancellation or modification. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

13.      LANDLORD'S INSURANCE.

         At all times during the Lease Term, Landlord will maintain (a) all-risk fire and extended coverage casualty insurance covering damage to the Building and to Landlord's Work (excluding earthquake and flood insurance unless available at commercially feasible rates) in an amount equal to 100% of the replacement cost thereof, together with a demolition endorsement and an increased cost of construction endorsement, (b) commercial general public liability and property damage insurance covering any occurrence on or about the common areas, exterior areas and other public areas of the Building and Land from every source (including broad form contractual liability endorsement insuring all of Landlord's insurable indemnification obligations under this Lease) in an amount not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Seven Million Dollars ($7,000,000), (c) loss of "rental value" insurance in an amount equal to not less than the Rent (Base Rent plus additional rent) payable under this Lease for not less than a one (1) year period, and (d) workers compensation and employer's liability insurance to the extent required by state law. Landlord shall also have the right to obtain such other types and amounts of insurance coverage on the Building and Landlord's liability in connection with the Building as Landlord determines is customary or advisable for a Class A office building in the Needham/Newton/Route 128 area. Tenant acknowledges and agrees that all premiums for insurance obtained by Landlord pursuant to


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



this Section 13 shall be included within "Operating Costs," as such term is defined in Section 9, above. Certificates of insurance evidencing that Landlord has all of the coverages required herein shall be delivered to Tenant on or before the Commencement Date. Each such policy of insurance shall provide notification to Tenant at least thirty (30) days prior to any cancellation or non-renewal. Landlord shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises, Building and Land as required by this Lease.

14.      DAMAGE OR DESTRUCTION.

         14.1 DAMAGE REPAIR.

                  14.1.1 If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, then, unless this Lease is terminated for reasons permitted pursuant to Sections 14.2 and/or 14.5, below, Landlord shall, within thirty (30) days after the date of such casualty, provide Tenant with Landlord's good faith written estimate (the "Estimate") of how long it will take to repair or restore the Premises.

                  14.1.2 If the Estimate indicates that Landlord will require less than one hundred eighty (180) days after the date of such casualty to perform such repairs or restoration, then this Lease shall continue in full force and effect, and Landlord shall, promptly after adjusting the insurance claim and obtaining governmental approvals for reconstruction, commence and diligently prosecute to completion the restoration of the Premises to their condition immediately prior to such casualty, subject to Section 14.4 below and subject to Force Majeure (as defined in Section 47.8, below) not to exceed thirty (30) days in the aggregate, and subject further to delay caused by Tenant. Pending Substantial Completion (as defined in EXHIBIT C) of such restoration, Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof.

                  14.1.3 If Landlord indicates within the Estimate that it will require in excess of one hundred eighty (180) days after the date of such casualty to fully repair or restore the Premises in accordance herewith, then within thirty (30) days after Landlord delivers Tenant the Estimate, either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other, which termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing shall terminate and be of no legal force and effect. Pending such termination, the Rent shall be abated from the date of the fire or other casualty in the same proportion as the untenantable portion of the Premises bears to the whole thereof.

                  14.1.4 If neither party elects to terminate the Lease, as aforesaid, and Landlord fails or declines to exercise any other termination right pursuant to this Section 14, Landlord shall, promptly after adjusting the insurance claim and obtaining governmental approvals for reconstruction, commence and diligently prosecute to completion the restoration of the Premises to their condition immediately prior to such casualty, subject to Section 14.4 below and subject to Force Majeure or delay caused by Tenant. If such restoration is not substantially completed within one hundred eighty (180) days after the date of the casualty (or such longer period as was referenced


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



in the Estimate, if applicable), then for a period of up to thirty (30) days after the expiration of such period (but in all events no later than the date Landlord substantially completes its restoration of the Premises), Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided, however, that if Landlord completes such restoration prior to the end of the thirty (30) day notice period, Tenant's notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of casualty damage.

         14.2 TERMINATION FOR MATERIAL OR UNINSURED DAMAGES. If (i) the Building shall be materially destroyed or damaged to the extent that the restoration of such, in Landlord's reasonable judgment, is not economical or feasible, or (ii) the Building shall be materially destroyed or damaged by any casualty other than a casualty covered by the insurance policies required to be maintained by Landlord hereunder, notwithstanding that the Premises may be unaffected directly by such destruction or damage, or (iii) Landlord's mortgagee (if any) requires that the proceeds of insurance be applied to reduce any amounts outstanding under such mortgage, then in any such event, Landlord may, at its election, terminate this Lease by notice in writing to Tenant within thirty (30) days after such destruction or damage. Such notice shall be effective thirty (30) days after receipt thereof by Tenant.

         14.3 BUSINESS INTERRUPTION. Other than rental abatement as and to the extent provided in Section 14.1, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from interruption of business, repair or restoration of the Building or the Premises.

         14.4 REPAIRS. Landlord's repair obligations, if any, shall be limited to restoration of improvements which are covered by and to the extent of the insurance policies required to be maintained by Landlord hereunder, including without limitation, Landlord's Work and Base Building Improvements. Tenant acknowledges that any such repairs or restorations shall be subject to applicable laws and governmental requirements, the requirements of Landlord's mortgagee (if any), and to delay in the process of adjusting any insurance claim associated therewith; and neither delays resulting from any of the foregoing nor modifications to the Building or to the interior of the Premises occurring by virtue of the application of such requirements shall constitute a breach of this Lease by Landlord as long as Landlord uses reasonable efforts to commence and complete such repairs and restorations in a timely fashion consistent with the pre-existing condition of the applicable improvements.

                  Notwithstanding the foregoing to the contrary, in the event Landlord's mortgagee applies all or any portion of the insurance proceeds received by Landlord in whole or partial satisfaction of the amounts due under any indebtedness secured by the Property, or the insurance proceeds realized under insurance policies required to be maintained (and which are in fact maintained) by Landlord are insufficient to restore the Premises to substantially the same condition they were in immediately prior to such casualty, (a) Landlord's restoration obligation shall continue, but shall be extended as necessary to account for the need to secure funding of the costs of such restoration, and (b) if (i) such casualty was of a type where Tenant had the right to terminate this


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



Lease pursuant to Sections 14.1.3 and 14.1.4 above, (ii) Tenant declined to terminate the Lease within the time period provided under Sections 14.1.3 and 14.1.4, (iii) the delay in restoration materially and adversely affects Tenant's use and enjoyment of the Premises, and (iv) such restoration has not commenced within one hundred eighty (180) days after the date of such casualty, then Tenant shall have the right, for a period of thirty (30) days after the expiration of such one hundred eighty (180) day period to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided that if Landlord commences such restoration prior to the end of the thirty (30) day notice period (with reasonable evidence that funding is available to complete such restoration), Tenant's notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect.

         14.5 END OF TERM CASUALTY. Anything herein to the contrary notwithstanding, if more than seventy-five percent (75%) of the Premises are destroyed or damaged during the last eighteen (18) months of the Lease Term, then either Landlord or Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to the other, which termination shall be effective on the thirtieth (30th) day after the other party's receipt of such notice, provided that, if Tenant has an extension option which has not yet expired under this Lease as of the date of Landlord's notice of termination, and Tenant exercises such extension option in the manner required by Section 51, below, prior to that date which is ten (10) business days after the date of Landlord's written notice to Tenant terminating this Lease pursuant to this
Section 14.5, Tenant's extension option shall be deemed to have been exercised, Landlord's notice of termination pursuant to this Section 14.5 shall be deemed to have been rescinded, and the provisions of Sections 14.1 and 14.4, above, shall apply to such restoration. The notice of termination contemplated under this Section 14.5 must be delivered within thirty (30) days after the date of such casualty, or shall be deemed waived.

         14.6 RELOCATION TO INTERIM SPACE. If all or part of the Premises is damaged or destroyed by fire or other casualty and neither party elects to exercise its termination right hereunder (or if no termination rights are triggered), then Landlord shall have the option, to be exercised by delivering written notice to Tenant within thirty (30) days after the date of such casualty, to relocate Tenant to available space in the Building which is comparable to the Premises (the "Interim Space") for the period during which the Premises are repaired or restored, provided that (i) Landlord shall pay the reasonable and actual costs to move Tenant's moveable fixtures, furniture and equipment into the Interim Space, and out of the Interim Space when the Premises is repaired, (ii) the square footage of the Interim Space shall not be less than ninety percent (90%) of the square footage of the Premises unless Tenant agrees otherwise, (iii) the Interim Space shall be reasonably suitable for the conduct and operation of Tenant's business, and (iv) upon occupancy of the Interim Space, Tenant shall pay Landlord Base Rent and additional rent for the Interim Space as set forth in this Lease, which shall be adjusted to reflect the square footage of the Interim Space; however, in no event shall the Base Rent and additional rent for the Interim Space exceed the Base Rent and additional rent for the Premises. If Landlord exercises the foregoing option, Tenant shall relocate from the Premises to the Interim Space within thirty (30) days after receipt of Landlord's notice; and Tenant shall relocate from the Interim Space to the reconstructed Premises within thirty (30) days after Landlord notifies Tenant that the repair of the Premises has been substantially completed.

15.      MACHINES AND EQUIPMENT; ALTERATIONS AND ADDITIONS:  REMOVAL OF
FIXTURES.

         15.1 FLOOR LOAD, AND EXCESSIVE NOISE, VIBRATION, AND ELECTRICAL USAGE. Tenant shall not, without Landlord's prior consent, place a load upon the floor of the Premises which exceeds the maximum live load per square foot which Landlord (or Landlord's architect or engineer) determines (in its good faith professional judgment) is appropriate for the Building. To the best of Landlord's knowledge, the maximum appropriate floor load for the Building is two hundred (200) pounds per square foot. Tenant will notify Landlord prior to the installation of any high-density filing systems, or any unusually heavy equipment or machinery, in the Premises, and all such installations shall be subject to Landlord's reasonable consent. Business machines, mechanical equipment and materials belonging to Tenant which cause vibration, noise, cold, heat or fumes that may be transmitted to the Building or to any other leased space therein to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed, maintained, isolated, stored and/or vented by Tenant (at its expense) so as to absorb and prevent such vibration, noise, cold, heat or fumes. Except as may otherwise be provided in EXHIBIT C hereto, Landlord shall not be required to supply electrical current for equipment that requires more than 110 volts, and Tenant will not install or operate in the Premises any electrical or other equipment whose electrical energy consumption exceeds that of normal office use, without first obtaining the prior consent in writing of Landlord, who may condition such consent upon the payment by Tenant of additional rent to compensate (at cost) for excess consumption of water and/or electricity, increases to the capacity of Building Systems, and other similar requirements. All changes, replacements or additions to any Building Systems which may be necessitated by the installation and operation of such electrical equipment and/or machinery by Tenant shall be subject to Landlord's consent, and shall be performed under Landlord's direction at Tenant's expense.

         15.2 ALTERATIONS - GENERALLY. Tenant may make cosmetic alterations (i.e., repainting, replacement of carpeting, installation of wall covering, etc.) to the Premises, the costs of which in the aggregate do not exceed $50,000, without Landlord's consent, provided that Landlord is notified in writing prior to commencement of any such cosmetic alterations and the same do not diminish the value of the Premises in more than a DE MINIMIS amount. All other alterations, additions and improvements proposed to be made to the Premises by Tenant including, without limitation, the Dedicated HVAC Units (hereinafter, "Alterations") shall be subject to Landlord's prior written approval, in accordance with the standards hereafter set forth. In the case of Alterations which are structural or visible from the exterior of the Premises, such approval may be withheld or conditioned in Landlord's sole, absolute, and subjective discretion. In the case of all other Alterations, such consent may not be unreasonably withheld, conditioned, or delayed. Without limitation, it shall not be unreasonable for Landlord to deny its consent to any Alterations
(a) which would diminish the value of the leasehold improvements to the Premises in more than a DE MINIMIS amount, (b) which would adversely affect any Building Systems, (c) which would adversely affect the structural elements of the Building, (d) which would impose on Landlord any special maintenance, repair, or replacement obligations not within the scope of those expressly provided for herein, or (e) which would constitute non-standard office improvements, meaning improvements which are unusual or extraordinary for standard office usage, including curved walls, circular rooms, windowless office areas, vault areas, areas involving special electrical or fire suppression systems, etc. The foregoing notwithstanding, (i) Landlord will not withhold its consent to a proposed Alteration solely on the basis described in clause (d) if Tenant agrees, at the time of its request for approval or notice of such Alterations, to pay all costs associated with Landlord's meeting the additional obligations described in clause (d), and (ii) Landlord will not withhold its consent to a proposed Alteration solely on the basis described in clause (e) if Tenant agrees, at the time of its request for approval or notice of such Alterations, to remove such Alteration(s) and restore the Premises to its condition prior to the installation thereof, at Tenant's sole expense, upon the expiration or sooner termination of this Lease. All Alterations (including without limitation cosmetic alterations) shall be made (1) at Tenant's sole expense, (2) according to plans and specifications approved in writing by Landlord (to the extent Landlord's consent is required), (3) in compliance with all applicable laws, (4) by a licensed contractor, and (5) in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date. In addition, except for (A) any Alterations which Landlord requires Tenant to remove as a pre-condition to the installation thereof, (B) Tenant's movable office partitions, furniture, and trade fixtures, and (C) the Dedicated HVAC Units which Tenant may elect to remove, or Landlord may require Tenant to remove, subject to and in accordance with the provisions of Section 15.3 below, all Alterations (including without limitation cosmetic alterations) made by Tenant shall at once become a part of the realty and shall be surrendered with the Premises.

         15.3 REMOVAL OF ALTERATIONS. Upon the expiration or sooner termination of the Lease Term, Tenant shall, at Tenant's expense, diligently remove all Alterations made by Tenant after the Commencement Date and designated by Landlord or agreed to by Tenant, as the case may be, to be removed at the time of Landlord's approval or Tenant's request for approval or notice thereof (or otherwise required to be removed by Tenant pursuant to EXHIBIT C). Tenant shall repair any damage to the Premises caused by such removal and, except as otherwise provided herein, restore the applicable portion of the Premises to its condition prior to such Alteration. Tenant shall remove all of its movable property and trade fixtures, and if Tenant so elects or Landlord so requires, the Dedicated HVAC Units, at the expiration or earlier termination of this Lease, and shall pay to Landlord the cost of repairing any damage to the Premises or Building resulting from such removal. In no event shall Tenant remove any portion of Landlord's Work or Base Building Improvements except as otherwise expressly provided in this Lease. All items of Tenant's movable property, trade fixtures and personal property (including, without limitation, the Dedicated HVAC Units) that are not removed from the Premises or the Building by Tenant at the termination of this Lease (or at any time when Landlord has the right of reentry due to a Tenant default) shall be deemed abandoned and become the exclusive property of Landlord, without further notice to or demand upon Tenant and may be removed by Landlord at Tenant's expense and with no liability to Tenant whatsoever. Tenant's obligations under these Sections 15.2 and 15.3 shall survive the expiration or termination of this Lease.

         15.4     ADDITIONAL COVENANTS REGARDING ALTERATIONS.

                  15.4.1 Tenant shall be responsible for and shall pay when due all costs associated with the preparation of plans and the performance of Alterations, and the same shall be performed in a lien-free, first-class, and good and workmanlike manner, and in accordance with applicable codes and requirements, including the requirements of the ADA. In the event that (a) Tenant shall fail to pay the costs associated with Alterations on a timely basis; (b) as a result of such failure, a statutory and/or common law lien is asserted against the Premises or the Building; and (c) Tenant shall fail, within thirty (30) days after notice of such assertion, to cause (by payment, posting of a proper bond, or otherwise) such lien to be released of record, the same shall constitute a default by Tenant for all purposes of this Lease, and Landlord shall have the right (but not the obligation), at Tenant's expense, to cause such lien to be released of record. Unless otherwise approved by Landlord, Tenant shall only use new, first-class materials in connection with Alterations. All contractors and subcontractors performing any work on behalf of Tenant within the Premises shall be subject to Landlord's approval and licensed to do business in jurisdiction within which the Premises is located.

                  15.4.2 Tenant shall ensure that all contractors and subcontractors performing Alterations are insured in amounts required by law and reasonably acceptable to Landlord. Alterations may not commence, nor may Tenant permit its contractors and subcontractors to commence or continue any such work, until all required insurance has been obtained, and, if Landlord requests, until certificates of such insurance have been delivered to Landlord. Such insurance policies shall name Landlord, Landlord's property manager, and Landlord's mortgagee(s) as additional insureds. Such certificates of insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days' prior written notice to Landlord. In the event Tenant employs a contractor or subcontractor to perform all or part of any Alterations, Tenant shall purchase, or cause its contractor to carry, General Contractor's and Subcontractor's Required Minimum Coverages and Limits of Liability as follows, which coverages shall be in amounts required by law and reasonably acceptable to Landlord and in addition to any and all insurance required to be procured by Tenant pursuant to the terms of this Lease: Workers' Compensation, Employer's Liability Insurance, any insurance required by any Employee Benefit Act (or similar statute), Comprehensive General Liability Insurance (including Contractor's Protective Liability), Comprehensive Automotive Liability Insurance, and Builder's Risk insurance.

                  15.4.3 Tenant agrees that Landlord and its agents and managers will have the right to inspect any Alterations made by Tenant's contractor(s) and subcontractor(s), and Tenant agrees to cooperate with Landlord to facilitate such inspections. In the performance of Alterations in accordance with this Lease, Tenant shall cause its contractor to use reasonable and diligent efforts not to interfere with ongoing operations in the Building. Tenant's contractor shall be responsible for all utility costs associated with the performance of Alterations and shall either supply its own electricity and other utilities, or shall reimburse Landlord for all utility consumption associated with such work. Tenant shall cause its contractor(s) to keep all construction areas clean and free of trash and debris and shall otherwise comply with any other reasonable rules and regulations established by Landlord with regard to construction activities within the Building. Tenant's construction contract shall indemnify Tenant and Landlord from damages, losses and expenses associated with the acts and omissions of Tenant's contractor, its agents, employees and subcontractors. To the extent that any Alterations involve construction work which affects any exterior portions of the Building or Common Areas, Landlord may impose additional requirements as a condition of its approval of such Alterations to ensure that Tenant restores all affected areas of the Building's exterior and/or common areas to their original condition upon completion and otherwise protects and restores all affected work areas within the Building (including any portions of the Common Areas of the Building) utilized or affected in performing such Alterations.

                  15.4.4 Tenant shall provide to Landlord copies of all applications for permits, copies of all governmental inspection reports and/or certificates, and any and all notices or violations communicated to Tenant or its contractors by applicable governmental authorities, promptly upon receipt and/or submission thereof, as the case may be. Tenant agrees to comply (or to cause its contractors to comply) with all applicable federal, state and local laws, regulations and ordinances in the performance of Alterations, and to promptly rectify any violations of such laws caused by the acts or omission of Tenant, its employees, agents and/or contractors, and Tenant shall be responsible for any non-compliance by Tenant or its agents, employees and contractors. Tenant and its contractor performing Alterations shall (a) provide copies of warranties for Alterations and the materials and equipment which are incorporated into the Building and Premises in connection therewith, (b) provide to Landlord all operating and maintenance manuals for all equipment and materials incorporated into the Building and/or Premises as part of any Alterations, and (c) either assign to Landlord, or enforce on Landlord's behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties and are otherwise Landlord's responsibility under this Lease.

16.      ACCEPTANCE OF PREMISES.

         Landlord shall tender, and Tenant shall accept possession of the Premises in accordance with the terms of Section 1.4 hereof and EXHIBIT C hereto. All provisions regarding delivery of possession of the Premises, construction of leasehold improvements to the Premises and any adjustments which may be made with respect to the Commencement Date are set forth in Section 1.4 and/or EXHIBIT C. The definition of "Substantial Completion" shall be as set forth in EXHIBIT C.

17.      TENANT IMPROVEMENTS.

         Any initial improvements to be performed by Tenant to the Premises, including without limitation, Tenant's Work, shall be treated as Alterations to the Premises and thus governed by Article 15, above, to the extent not specifically addressed in EXHIBIT C hereto.

18.      ACCESS.

         Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times and (except in cases of Emergency, as defined herein) upon reasonable prior notice, not to exceed two (2) business days: to inspect the same; to show the Premises to prospective tenants, or interested parties such as prospective lenders and purchasers; to clean, repair, alter or improve the Premises or the Building; to discharge Tenant's obligations when Tenant has failed to do so within any applicable grace period provided for herein; to post notices of non-responsibility and similar notices and "For Sale" or "For Lease" signs upon or adjacent to the Building and to place "For Lease" signs upon or adjacent to the Premises at any time within the twelve (12) month period prior to the expiration of the Lease Term or at any time after the Premises has been vacated by Tenant; or for any other legitimate business purpose. Tenant shall permit Landlord and its agents to enter the Premises at any


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time, and with only such notice as may be practicable under the circumstances
(including no notice if the circumstances so dictate), in the event of an Emergency. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors or other facilities without liability to Tenant by reason of such closure, provided any such closures shall be minimized to the extent reasonably practicable in light of the applicable legal requirements and/or nature of the repairs. Landlord, in the exercise of all of its rights under this
Section 18, shall use commercially reasonable efforts to minimize disruption of Tenant's use and occupancy of the Premises.

19.      MUTUAL WAIVER OF CLAIMS AND SUBROGATION.

         19.1 TENANT. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Landlord or Landlord's agents or employees, or any other cause, Tenant hereby releases Landlord and Landlord's agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Tenant located in the Building, including, without limitation, the Building itself and such property as may be attached to the Building itself, arising out of any of the perils which are covered by Tenant's property insurance policy, with extended coverage endorsements which Tenant is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, or (ii) loss resulting from business interruption or loss of rental income, at the Premises, arising out of any of the perils which may be covered by the business interruption or by the loss of rental income insurance policy whether or not the same is held by Tenant.

         19.2 LANDLORD. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Tenant or Tenant's agents or employees, or any other cause, Landlord hereby releases Tenant and Tenant's agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the Building and/or to the personal property of Landlord located in the Building, such property as may be attached to the Building itself, arising out of any of the perils which are covered by Landlord's property insurance policy which Landlord is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, or (ii) loss resulting from business interruption or loss of rental income, at the Premises, arising out of any of the perils which may be covered by the business interruption or by the loss of rental income insurance policy whether or not the same is held by Landlord.

         19.3 CARRIERS. Landlord and Tenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

20.      INDEMNIFICATION.

         20.1 TENANT'S INDEMNITY. Tenant shall indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders from and against any and all third party liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys' fees and costs, asserted against Landlord by third parties or sustained in connection with any third party claims for injury or death to persons or damage to property against


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Landlord, by third parties and arising out of the use, occupancy, conduct, or operation of the Premises by, or the willful misconduct or negligence of, Tenant, its officers, contractors, licensees, agents, servants, employees, or (while within the Premises) its guests or invitees, or caused by any failure of Tenant to comply with the terms of this Lease. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence or willful misconduct of Landlord, or its officers, contractors, licensees, agents, employees or invitees.

         20.2 LANDLORD'S INDEMNITY. Landlord shall indemnify and hold harmless Tenant, its agents, employees, officers, directors, partners and shareholders from and against any and all third party liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys' fees and costs, asserted against Tenant by third parties or sustained by Tenant in connection with any third party claims for injury or death to persons or damage to property, and arising out of the use, occupancy, conduct, operation, or management of the Building by, or the willful misconduct or negligence of, Landlord, its officers, contractors, licensees, agents, servants, or employees, or caused by any failure of Landlord to comply with the terms of this Lease. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence or willful misconduct of Tenant, or its officers, contractors, licensees, agents, employees or invitees, or by the acts or omission of any other tenants or occupants of the Building.

21.      ASSIGNMENT AND SUBLETTING.

         21.1 CONSENT REQUIRED. Subject to the terms of this Section 21, Tenant shall not assign, encumber, mortgage, pledge, license, hypothecate or otherwise transfer the Premises or this Lease, or sublease all or any part of the Premises, or permit the use or occupancy of the Premises by any party other than Tenant, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed as more fully set forth below.

         21.2     PROCEDURE.

                  21.2.1 Tenant must request Landlord's consent to any such assignment or sublease in writing at least thirty (30) days prior to the commencement date of the proposed sublease or assignment, which written request (a "Proposal Notice") must include (1) the name and address of the proposed assignee or subtenant, (2) the nature and character of the business of the proposed assignee or subtenant, (3) financial information (including financial statements) of the proposed assignee or subtenant, (4) the proposed effective date of the assignment or sublease, which shall be not less than thirty (30) days thereafter, and (5) a copy of the proposed sublease or assignment agreement. Tenant shall also provide any additional information Landlord reasonably requests regarding such proposed assignment or subletting. As expeditiously as possible but in no event later than thirty (30) days after Landlord receives Tenant's Proposal Notice (with all required information included), but subject to Section 21.5, below, Landlord shall have the option
(i) to grant its consent to such proposed assignment or subletting, or (ii) to deny its consent to such proposed assignment


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



or subletting on a reasonable basis. If Landlord denies its consent to such proposed assignment or subletting, Landlord shall notify Tenant in writing of the basis for such denial in reasonable detail. If Landlord does not exercise one of the above options (or the termination right set forth in Section 21.5, below) within thirty (30) days after Landlord receives such Proposal Notice, then Tenant may assign or sublease the Premises upon the terms stated in the Proposal Notice.

                  21.2.2 Sections 21.2.1 and 21.5, below, to the contrary notwithstanding, Tenant shall have the right to sublet up to twenty-five percent (25%) of the net rentable area of the Premises (in the aggregate), for periods not in excess of two (2) years, before a proposed sublease triggers Landlord's right of termination under Section 21.5, but any such sublease(s) shall nevertheless be subject to Landlord's approval, which shall not be unreasonably withheld as provided herein.

                  21.2.3 Without limitation, it shall not be unreasonable for Landlord to deny its consent to any proposed assignment or sublease if: (1) the proposed assignee or sublessee has a net worth less than that of Tenant as of the date of execution of this Lease, or it otherwise appears that the proposed assignee or subtenant may be unable to meet its financial and other obligations under this Lease after such assignment or sublease; (2) the proposed assignee or subtenant proposes to use the Premises for a purpose which is not a general office or administrative use; (3) the proposed assignee or subtenant has a history of landlord/tenant, debtor/creditor or other contractual problems (such as, but not limited to, defaults, evictions, enforcement litigation or other disputes) with Landlord, other landlords and/or creditors or other contracting parties; (4) the proposed assignee or subtenant is an existing tenant, or the affiliate of an existing tenant or any tenant with whom Landlord has been negotiating with at any time during the preceding one hundred twenty (120) days, in any building owned or operated by Landlord or any affiliate of Landlord; (5) the proposed assignee or subtenant is entitled to, or otherwise enjoys, sovereign or diplomatic immunity; (6) the proposed sublease consists of twenty-five percent (25%) or more of the net rentable area of the Premises and involves, in Landlord's reasonable judgment, a portion of the Premises which is not independently leasable space (which shall be understood to mean that, in order to satisfy this criteria, the proposed sublease space must have a proportion of windowed offices relative to the Rentable Area thereof which is comparable to the floor as a whole, and cannot lack reasonable means of ingress, egress or access to the Common Areas, common facilities and/or core areas of the Building located on such floor of the Building, such as access to bathrooms, telephone and electrical closets, etc.) and/or (7) the proposed rent is materially below market.

         21.3 CONDITIONS. Any subleases and/or assignments hereunder are also subject to all of the following terms and conditions:

                  21.3.1 If Landlord approves an assignment or sublease as herein provided, Tenant shall pay to Landlord, as additional rent due under this Lease, (i) in the case of an assignment, all sums received by Tenant in consideration of such assignment, calculated after Tenant has recovered in full from such consideration its "Transaction Expenses" (as hereafter defined), and
(ii) in the case of a sublease, the amount, if any, by which the rent, any additional rent and any other sums payable by the subtenant to Tenant under such sublease, exceeds that portion of the Base Rent plus Costs of Electricity, Expense Increases and Tax Increases payable by Tenant hereunder which is allocable to the portion of the Premises which is the subject of such


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



sublease, calculated after Tenant has recovered in full its Transaction Expenses from such net amount. The term "Transaction Expenses" shall mean all reasonable and actual out-of-pocket expenses incurred by Tenant in procuring such assignment or sublease, including broker fees and legal fees (if any) paid by Tenant, any improvements which Tenant makes to the applicable portion of the Premises at Tenant's expense in connection with such assignment or sublease, and any buy out of the assignees or sublessees existing lease paid for by Tenant as a part of such transaction. The foregoing payments shall be made on not less than a monthly basis by Tenant (in the case of subleases) and in all cases within ten (10) business days after Tenant receives the applicable consideration from the assignee or subtenant.

                  21.3.2 No consent to any assignment or sublease shall constitute a further waiver of the provisions of this section, and all subsequent assignments or subleases may be made only with the prior written consent of Landlord. In no event shall any consent by Landlord be construed to permit reassignment or re-subletting by a permitted assignee or sublessee.

                  21.3.3 The assignee under any assignment of this Lease shall be fully (and, at landlord's option, directly) liable for all of the obligations of "Tenant" under this Lease, on a joint and several basis with Tenant. Tenant shall nevertheless remain fully liable to Landlord for all Lease obligations, including those accruing after the effective date of such assignment.

                  21.3.4 Any sublease or assignment shall be subject to the condition that the sublessee or assignee thereunder shall be bound by all of the terms, covenants and conditions of this Lease (in the case of a sublease, insofar as such terms, covenants and conditions relate to the portion of the Premises subleased and/or the operations and conduct of business by the sublessee).

                  21.3.5 Without limitation, any and all guaranties of this Lease shall be unaffected by such sublease and assignment, and shall remain in full force and effect for all purposes.

                  21.3.6 Any assignment or sublease without Landlord's prior written consent shall be void, and shall, at the option of the Landlord, constitute a default under this Lease.

                  21.3.7 Tenant shall pay to Landlord Landlord's reasonable attorneys fees and out-of-pocket expenses incurred in connection with Landlord's review of such sublease or assignment hereunder, which amount shall not exceed One Thousand Five Hundred Dollars ($1,500).

         21.4 AFFILIATED ENTITY; SALE OF BUSINESS.

                  21.4.1 Notwithstanding anything to the contrary in this Lease, so long as such transfer is not effectuated as part of a transaction or series of transfers orchestrated in order to effect a transfer of this Lease (or Tenant's interest herein) in isolation to Tenant's other leasehold interests and assets, Tenant may assign this Lease or sublease all or any portion of the Premises to any other entity (the "Successor Entity") (i) which controls or is controlled by Tenant, or (ii) which is under common control with Tenant, or
(iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of Tenant or (v) which merges with Tenant pursuant to a valid statutory merger; provided, that (1) the assignee or


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



sublessee is financially able to meet all of its obligations under the proposed assignment or sublease, and (2) in such event, (a) except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under the Lease, on a joint and several basis with the assignee or acquiror of such assets or stock, (b) the terms of any guaranty of this Lease shall remain in full force and effect, unmodified, and (c) following such sublease or assignment, Tenant or such assignee, as the case may be, shall continue to comply with all of its obligations under this Lease, including with respect to its Permitted Use of the Premises, as set forth in Section 4.1, above.

                  21.4.2 Tenant shall be required to give Landlord at least thirty (30) days written notice in advance of any sublease or assignment within the scope of Section 21.4.1, above. Any other transfer of fifty percent (50%) or more of the ownership interests (including, without limitation, partnership interests or stock) in Tenant or of operating control over Tenant (whether by management agreement, stock sale or other means) shall be deemed to constitute an assignment of this Lease, and shall be subject to Landlord's consent as aforesaid.

                  21.4.3 Notwithstanding the last sentence of Section 21.4.1 to the contrary, Landlord agrees that the offer and sale by Tenant (or any stockholder of Tenant) of any stock pursuant to an effective registration statement filed pursuant to the Securities Act of 1933 (including any initial public offering of registered stock of the Tenant) or pursuant to and in accordance with the securities laws of any foreign country governing publicly traded companies and not in violation of U.S. law, shall not constitute an assignment of this Lease, and shall not require the consent or approval of Landlord.

                  21.4.4 Tenant shall not transfer all or substantially all of its assets to any person or entity unless either (i) this Lease is one of the assets so transferred to such other person or entity, and the transferee assumes in writing, for Landlord's benefit, the obligations of Tenant accruing hereunder from and after the effective date of the transfer, or (ii) the transferee(s) thereof otherwise delivers to Landlord a written assumption of Tenant's obligations hereunder.

         21.5. RIGHT OF TERMINATION. Except for any assignment or sublease permitted pursuant to Section 21.4, above, in the event of (i) a proposed assignment of this Lease, (ii) a proposed sublease in excess of two (2) years or involving more than twenty-five percent (25%) of the Premises in the aggregate of the prior subleases consented to by Landlord, Landlord shall have the right, by notice to Tenant delivered within thirty (30) days after Landlord's receipt of Tenant's Proposal Notice (and in lieu of the granting or denial of consent provided for in Section 21.2, above), to terminate this Lease as to all of the Premises (in the event of an assignment) or as to the proposed subleased portion of the Premises only (in the event of a sublease), in each case for the balance of the Term. In the event Landlord shall elect to terminate this Lease in connection with a proposed assignment or sublease of this Lease as provided above in whole or in part (as the case may be): (a) this Lease and the term hereof shall terminate (either as to the Premises as a whole, or only as to the portion thereof which Tenant is proposing to sublease, as the case may be) as of the later of (i) the proposed effective date of such assignment or sublease, as set forth in Tenant's Proposal Notice, or (ii) thirty (30) days after the date Landlord received Tenant's Proposal Notice; (b) Tenant shall be released from all liability under the Lease (as to the Premises


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



as a whole, in the case of an assignment, or as to the terminated portion of the Premises only, in the case of a partial termination due to sublease) with respect to the period after the date of termination (other than obligations and indemnities of Tenant which accrued with respect to the applicable portion of the Premises prior to the effective date of such termination, which obligations shall expressly survive such termination or partial termination of this Lease);
(c) all Base Rent, additional rent and other charges shall be prorated to the date of such termination, and appropriately adjusted if there is only a partial termination; (d) upon such termination date, Tenant shall surrender the Premises (or the applicable portion thereof) to Landlord in accordance with Section 26 hereof; and (e) in the case of a partial termination of this Lease, Landlord shall have the right, at Landlord's expense and in a manner which minimizes to the extent reasonably practicable any material disruption to Tenant's use and enjoyment of the balance of the Premises, to separate the portion of the Premises being terminated from the balance of the Premises, including the erection of a demising wall and, to the extent necessary under the circumstances, the separation of any applicable Building Systems.

22.      ADVERTISING.

         22.1 GENERALLY. Except as provided below, Tenant shall not display any sign, graphics, notice, picture, or poster, or any advertising matter whatsoever, anywhere in or about the Premises or the Building at places visible from anywhere outside of or at the entrance to the Premises without first obtaining Landlord's written consent thereto, which Landlord may grant or withhold in its sole discretion. All signage, including interior and exterior signage, shall be at Tenant's sole expense, and subject to compliance with all applicable laws. Tenant shall be responsible to maintain any permitted signs and remove the same at Lease termination. In addition, upon the expiration or earlier of this Lease, all exterior signs identifying Tenant shall be removed by Tenant at Tenant's sole expense, and the affected portions of the Building shall be restored by Tenant. If Tenant shall fail to maintain or remove its signs, as aforesaid, Landlord may do so at Tenant's cost. Tenant shall be responsible to Landlord for any damage caused by the installation, use, maintenance or removal of any such signs.

         22.2 SIGNAGE PROGRAM/PERMITTED SIGNAGE. Notwithstanding Section 22.1 to the contrary, lobby and suite identification signage shall be permitted in accordance with applicable legal requirements and the Landlord's overall signage program for the Building, subject to Landlord's approval which shall not be unreasonably withheld (in light of Landlord's overall signage program for the Building). Generally, Tenant shall be permitted (at Tenant's expense) to install a standard suite entry sign, and (if applicable) directory identification panels on that portion of the Building's lobby directory located in the main lobby of the Building (if any), commensurate with the relative square footage of the Premises as compared to the square footage of the Building as a whole.

23.      LIENS.

         Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense for such liens.


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



Tenant shall cause any such lien imposed to be released of record by payment or posting of a bond sufficient to remove such lien from the applicable record within thirty (30) days after the earlier of notice of intent to impose the lien or written request by Landlord. If Tenant fails to cause any such lien to be released or removed of record within the prescribed thirty (30) day period, Landlord may do so at Tenant's expense, and Tenant shall reimburse Landlord for such amount, including reasonable attorneys' fees and costs.

24.      DEFAULT.

         24.1 TENANT'S DEFAULT. A default under this Lease by Tenant shall exist if any of the following occurs:

                  24.1.1 If Tenant fails to pay Base Rent, additional rent or any other sum required to be paid hereunder within ten (10) days after written notice from Landlord that such payment was due, but was not paid as of the due date (provided, however, if Landlord has delivered two (2) such notices to Tenant in any twelve (12) month period, or four (4) such notices over the Term of this Lease, whichever first occurs, then any subsequent failure to pay Base Rent, additional rent or any other sum required to be paid to Landlord hereunder on or before the due date for such payment shall constitute a default by Tenant without requirement of such ten (10) day notice and opportunity to cure); or

                  24.1.2 If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money to Landlord as set forth in Section 24.1.1 above, and Tenant fails to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, Tenant shall not be considered in default if it commences such performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion, such grace period not to exceed a maximum of ninety (90) days in the aggregate, subject to Force Majeure. If any provisions of this Lease calls for a shorter or different grace period than that set forth above, then such other provision shall control over this provision. The foregoing notice and cure period notwithstanding, Landlord may exercise its self-help rights hereunder (i.e., Landlord's right to perform any obligation of Tenant which Tenant has failed to perform hereunder) without any prior notice or upon such shorter notice as may be reasonable under the circumstances in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period, (ii) there exists an imminent possibility of danger to the health or safety of the Landlord, the Tenant, Tenant's invitees, or any other occupants of, or visitors to, the Building, unless such obligation is performed sooner than the stated cure period, and/or
(iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein.

                  24.1.3 If Tenant or any guarantor of this Lease shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any guarantor of this Lease and of all or any part of Tenant's or such guarantor's property,
(iv) file a petition seeking an order for relief under the Bankruptcy Code, as now or hereafter amended or supplemented, or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding within ninety (90) days after such proceeding is initiated.

         24.2 REMEDIES. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, any one or more of which Landlord may resort cumulatively, consecutively, or in the alternative:

                  24.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Base Rent, additional rent and other charges when due.

                  24.2.2 Landlord may terminate this Lease, or may terminate Tenant's right to possession of the Premises, at any time by giving written notice to that effect, in which event Landlord may (but shall not be obligated to) relet the Premises or any part thereof. Upon the giving of a notice of the termination of this Lease, this Lease (and all of Tenant's rights hereunder) shall immediately terminate, provided that, without limitation, Tenant's obligation to pay Base Rent, Costs of Electricity, and Tenant's Share of Expense Increases and Tax Increases (as well as any damages otherwise payable under this Section 24), shall survive any such termination and shall not be extinguished thereby. Upon the giving of a notice of the termination of Tenant's right of possession, all of Tenant's rights in and to possession of the Premises shall terminate but this Lease shall continue subject to the effect of this Section
24. Upon either such termination, Tenant shall surrender and vacate the Premises in the condition required by Section 26, and Landlord may re-enter and take possession of the Premises and all the remaining improvements or property and eject Tenant or any of the Tenant's subtenants, assignees or other person or persons claiming any right under or through Tenant or eject some and not others or eject none. This Lease may also be terminated by a judgment specifically providing for termination. Any termination under this section shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or Base Rent, additional rent or other sum previously accrued or thereafter accruing against Tenant, all of which shall expressly survive such termination. Upon such termination Tenant shall be liable immediately to Landlord for all costs Landlord incurs in attempting to relet the Premises or any part thereof, including, without limitation, broker's commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining Lease Term. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a constructive or other termination of Tenant's right to possession or of this Lease, either of which may be effected solely by an express written notice from Landlord to Tenant. On termination, Landlord has the right to recover from Tenant as damages:


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



                           (a)      The worth at the time of award of unpaid
Base Rent, additional rent and other sums due and payable which had been earned at the time of termination; plus

                           (b)      The worth at the time of award of the amount
by which the unpaid Base Rent, additional rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such rent and other income received by Landlord in respect of the Premises during such time period; plus

                           (c)      The worth at the time of award of the amount
by which the unpaid Base Rent, additional rent or other sums due and payable for the balance of the Lease Term after the time of award exceeds the fair market rental value of the Premises for such period, taking into account then existing market conditions, any applicable time reasonably needed to relet the Premises and to construct leasehold improvements therein for a new tenant, and the costs associated therewith, and any other factors bearing on the likely net income which may be derived from a reletting of the Premises (and Tenant shall have the burden of proof with regard to establishing the fair rental value of the Premises for such period); plus

                           (d)      Any other amount necessary which is to
compensate Landlord for damages actually incurred as a result of Tenant's default, including, without limitation, any costs or expenses incurred by
Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or a portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

                           (e)      At Landlord's election, such other amounts
in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State in which the Premises are located.

                           The "worth at the time of award" of the amounts
referred to in Sections 24.2.2(a) and (b) is computed by allowing interest at the Default Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The "worth at the time of award" of the amounts referred to in Sections 24.2.2(c) shall be computed by reducing each amount determined to present value using a discount rate equal to the average yield to maturity of United States treasury notes having a maturity most closely corresponding to such time period, plus 100 basis points, expressed as a percentage rate. In lieu of the amounts recoverable in a lump sum by Landlord pursuant to clauses (b) and (c) of this Section 24.2.2, above, but in addition to the amounts specified in clauses (a), (d), and (e) (or any other portion of this Section 24), Landlord may, at its sole election, recover "Indemnity Payments," as defined hereinbelow, from Tenant. For purposes of this Lease "Indemnity Payments" means an amount equal to the Base Rent, additional rent and other payments provided for in this Lease which would have become due and owing thereunder from time to time during the unexpired Lease Term after the effective date of the termination, but for such termination, less the Base Rent, additional rent and other payments, if any, actually collected by Landlord and allocable to the Premises. If Landlord elects to pursue Indemnity Payments in lieu of the amount recoverable in a lump sum by Landlord under clauses (b) and
(c), above, Tenant shall, on demand, make Indemnity Payments monthly, and Landlord may sue for all


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



Indemnity Payments at any time after they accrue, either monthly, or at less frequent intervals. Tenant further agrees that Landlord may bring suit for Indemnity Payments at or after the end of the Lease Term as originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord's cause of action to recover the Indemnity Payments shall be deemed to have accrued on the last day of the Lease Term as originally contemplated. In seeking any new tenant for the Premises, Landlord shall be entitled to grant any concessions it deems reasonably necessary. In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Tenant waives redemption or relief from forfeiture under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

                  24.2.3 To the extent permitted by law, Landlord may, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, or, as otherwise provided in this Lease, shall be deemed abandoned by Tenant, and may be disposed of by Landlord at Tenant's expense and free from any claim by Tenant or anyone claiming by, through or under Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

                  24.2.4 Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) to the service of any notice to quit or of Landlord's intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given, except the foregoing shall not waive any notices required under Section 24.1, above (if any); (2) to redeem re-enter or repossess the Premises after Tenant's right of possession has been terminated by Landlord; or (3) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.

                  24.2.5 In the event of termination of this Lease or repossession of the Premises after a default by Tenant hereunder, Landlord agrees to use commercially reasonable efforts to mitigate its damages hereunder, provided that in any such mitigation (i) Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in the Building; (ii) Landlord shall have the right, as Landlord deems appropriate, to divide the Premises or to consolidate portions of the Premises with other space(s) to facilitate such reletting; (iii) Landlord shall not be responsible if it is unable, despite good faith efforts, to relet the Premises (or any portion thereof) or to collect any rental from such reletting from any tenant thereunder; (iv) Landlord may relet the whole or any portion of the Premises for any period, to any tenant, for any use and purpose, and upon such terms as it deems appropriate, including any rental or other lease concessions that it deems reasonably advisable under prevailing market conditions, which concessions may include free rent or other cash allowances; and (v) Tenant shall have the burden of proof with regard to any claims that Landlord has failed to use commercially reasonable efforts to mitigate its damages hereunder.


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



25.      SUBORDINATION.

                  25.1 This Lease and any extensions, renewals, replacements or modifications thereof are and shall at all times be and remain subject and subordinate to the lien of any mortgage, deed of trust and all other security documents now or hereafter securing payment of any indebtedness of Landlord with respect to the Premises, ground lease or underlying lease now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof and to any increases, renewals, modifications, substitutions, replacements, consolidations and extensions thereof. Although the foregoing subordination shall be self-effectuating, Tenant shall execute and return to Landlord any documentation requested by Landlord consistent with this
Section 25 in order to confirm the foregoing subordination, within five (5) business days after Landlord's written request. If Tenant fails to provide Landlord with such subordination documents within five (5) business days after Landlord's written request, the same shall constitute a default by Tenant hereunder without requirement of any further notice or right to cure. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as Landlord under this Lease, provided such purchaser assumes, either expressly or by operation of law, the obligations of Landlord arising under this Lease after the date title to the Land and Building is transferred to such purchaser or grantee. Tenant agrees that no mortgagee or successor to such mortgagee shall be (i) bound by any payment of Base Rent or additional rent for more than one (1) month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of Landlord's mortgagee or such successor in interest, (iii) liable for damages for any breach, act or omission of any prior landlord (provided that the foregoing shall not relieve such mortgagee or successor of liability for damages arising out of any continuation of such breach, act or omission, but solely with respect to the period after the date such mortgagee or successor takes over title to the Property, and, provided Tenant was provided with the name and address of such mortgagee for notice purposes under Section 31, below, such mortgagee was notified of the applicable claim of breach, act or omission in accordance with the mortgagee notice provisions of this Lease and/or any SNDA delivered pursuant hereto, and failed to cure same within the time period provided for herein),
(iv) bound to effect or pay for any construction for Tenant's occupancy, (v) subject to any claim of offset or defenses that Tenant may have against any prior landlord and which have accrued prior to the date that such mortgagee or successor takes legal title to the Land and the Building (provided that the foregoing shall not relieve such mortgagee or successor of liability for any offsets or defenses arising out of any breach of this lease to the extent such breach continues after the date such mortgagee or successor takes over title to the Property, but solely with to the extent such claims or defenses arise after the date such mortgagee or successor takes over title to the Property, and, provided Tenant was provided with the name and address of such mortgagee for notice purposes under Section 31, below, such mortgagee was notified of the applicable claim of breach, and failed to cure same within the time period provided for herein), or (vi) liable for the return of any security deposit, unless such security deposit has been physically received by such mortgagee. Any such mortgagee shall have the right, at any time, to subordinate to this Lease any instrument to which this Lease is otherwise subordinated by operation of this Section 25.


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



                  25.2 Tenant agrees to execute and deliver upon execution of this Lease and Landlord agrees to obtain within thirty (30) days of the execution of this Lease a "Subordination, Non-Disturbance and Attornment Agreement" ("SNDA") from its current mortgagee of the Building in the form attached as EXHIBIT H. Notwithstanding Section 25.1, above, to the contrary, Landlord agrees that the subordination of this Lease to any future mortgage (or ground lease) shall be conditioned upon the delivery to Tenant of an SNDA from such future mortgagee (or ground lessor), in substantially the form attached as EXHIBIT H hereto or such other form of SNDA which may be required by such mortgagee (or ground lessor), and which shall provide, inter alia, that so long as Tenant is not in default hereunder (beyond any applicable notice and cure period) and attorns to such mortgagee (or ground lessor) or any successor-in-title thereto due to a foreclosure or deed-in-lieu thereof (or a termination of such ground lease), Tenant's rights under this Lease, including its right of possession of the Premises, shall not be disturbed in the event of a foreclosure of such mortgage or deed of trust (or a termination of such ground lease).

26.      SURRENDER OF POSSESSION.

         Upon expiration of the Lease Term, Tenant shall promptly and peacefully surrender the Premises to Landlord, broom clean and free of all of its furniture, movable fixtures and equipment and otherwise in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by insured casualty excepted, all to the reasonable satisfaction of Landlord. If the Premises are not surrendered as and when aforesaid, and in accordance with the terms of this Lease, Tenant shall indemnify Landlord against all claims, losses, costs, expenses (including reasonable attorneys' fees) and liabilities resulting from the delay by Tenant in so surrendering the same, including any claims made by any succeeding occupant founded on such delay, provided, however, that Tenant's indemnity hereunder solely with respect to claims for consequential damages made as a result of Tenant's unauthorized holdover (as defined in Section 28 below) shall be limited to Five Hundred Thousand Dollars ($500,000). This indemnification shall survive termination of this Lease.

27.      NON-WAIVER.

         Waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition(s), or any subsequent breach of the same or any other term, covenant or condition of this Lease. In addition, acceptance of a delinquent payment of Rent shall constitute only a cure of the specific payment which is accepted, and shall not constitute or be construed as a waiver of any other breach of the Lease which is then outstanding (including any breach of a different provision of the Lease which violation existed prior to the date such payment is accepted, and which remains outstanding after such Rent payment is accepted).

28.      HOLDOVER.

         If Tenant shall, without the written consent of Landlord, hold over after the expiration of the Lease Term (hereinafter, an "unauthorized holdover"), Tenant shall be deemed to be a tenant at sufferance, which tenancy may be terminated immediately by Landlord as provided by


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applicable state law. During any such holdover tenancy, unless Landlord has otherwise agreed in writing, Tenant agrees to pay to Landlord a per diem occupancy charge equal to the sum of (A) five percent (5%) of the stated monthly Base Rent for the last full month of the Lease Term then ending for each day of the first month of such holdover (or 150% of such monthly Base Rent for the entire first month), (B) six percent (6%) of the stated monthly Base Rent for the last full month of the Lease Term then ending for each day of the second month of such holdover (or 180% of such monthly Base Rent for the entire second month), (C) seven percent (7%) of the stated monthly Base Rent for that last full month of the Lease Term then ending for each day of such holdover after the first two (2) months thereof (but not to exceed 200% of such monthly Base Rent for each such full month), and (D) one hundred percent (100%) of the additional rent which would have been payable by Tenant for the period of such holdover, calculated on a per diem basis using the additional rent which had otherwise been payable by Tenant for the last full month of the Lease Term then ending. Such payments shall be made (in arrears) within five (5) days after Landlord's demand, and in no event less often than once per month. In the case of a holdover which has been consented to by Landlord, Tenant shall be deemed to be a month to month tenant upon all of the terms and provisions of this Lease, except the monthly Base Rent shall be as agreed by Landlord and Tenant with respect to such consented holdover. Upon expiration of the Lease Term as provided herein, Tenant shall not be entitled to any notice to quit, the usual notice to quit being hereby expressly waived under such circumstances, and Tenant shall surrender the Premises on the last day of the Lease Term as provided in Section 26, above. The foregoing described per diem occupancy charge is in addition to, and not in lieu of, any other claims for damages which Landlord may have or assert against Tenant in connection with any unauthorized holdover, including any claims arising out of Tenant's indemnity under Section 26, above.

29.      CONDEMNATION.

         29.1 DEFINITIONS. The terms "eminent domain", "condemnation", and "taken", and the like in this Section 29 include takings for public or quasi-public use, and sales under threat of condemnation and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain. Any temporary taking for a period in excess of twelve (12) consecutive months shall be deemed to be a permanent taking within the meaning of this Section 29.

         29.2 TAKING. "Taking" shall mean and refer to the acquisition or taking of property (or any right, title or interest therein) by any governmental or quasi-governmental authority acting under power of condemnation or eminent domain, and shall encompass contested as well as uncontested takings as long as initiated by the applicable governmental or quasi-governmental authority. If the whole of the Premises is temporarily taken for a period in excess of thirty (30) days, or is permanently taken, in either case by virtue of a Taking, this Lease shall automatically terminate as of the date title vests in the condemning authority, and Tenant shall pay all Base Rent, additional rent, and other payments up to that date. If (a) twenty percent (20%) or more of the Premises is permanently taken by virtue of a Taking, or (b) in the case of a Taking of less than twenty percent (20%) of the Premises, Tenant is unable to make reasonable use of the balance of the Premises remaining after the Taking, as determined by Tenant in its reasonable, good faith discretion, or (c) access to the Building or Premises by Tenant is, by virtue of a Taking,


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



permanently denied, or (d) if free parking is provided for under this Lease, the parking ratio for the Building is, by virtue of a Taking of any parking areas serving the Building, permanently reduced to a ratio which fails to meet applicable code requirements after taking into account any portion of the Building taken and any reasonable substitute parking provided by Landlord in lieu of the parking areas so taken, then Landlord and Tenant shall each have the right (to be exercised by written notice to the other within sixty (60) days after receipt of notice of said taking) to terminate this Lease effective upon the date when possession of the applicable portion of the Land and/or Building is taken thereunder pursuant to such Taking. If neither party elects to terminate this Lease, as aforesaid, then Landlord shall diligently, and within a reasonable time (not to exceed one hundred eighty (180) days subject to Force Majeure not to exceed thirty (30) days in the aggregate), after title vests in the condemning authority, repair and restore, at Landlord's expense, the portion not taken so as to render same into an architectural whole to the extent reasonably practicable, and, if any portion of the Premises is taken, thereafter the Base Rent (and Tenant's Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken. If there is a temporary Taking involving the Premises or Building, or if a Taking of other portions of the Building or Common Areas does not deny Tenant access to the Building and Premises, or if less than twenty percent (20%) of the Premises is permanently taken by a Taking and Tenant is able to make reasonable use of the balance of the Premises as determined by Tenant in its reasonable good faith discretion, then this Lease shall not terminate, and Landlord shall, as soon as reasonably practicable thereafter (and in all events within one hundred eighty (180) days thereafter subject to Force Majeure not to exceed thirty (30) days in the aggregate), repair and restore, at its own expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably practicable. If any portion of the Premises was permanently taken, then the Base Rent (and Tenant's Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken, commencing on the date Tenant is deprived of the use of such portion of the Premises. If any portion of the Premises was temporarily taken, then the Base Rent (and Tenant's Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken for the period of such temporary taking, that is, from the date upon which Tenant is deprived of the use of such portion of the Premises until the date Tenant is restored to the use of such portion of the Premises.

         29.3 AWARD. Landlord reserves all rights to damages to the Premises or the Building, or arising out of the loss of any leasehold interest in the Building or the Premises created hereby, arising in connection with any partial or entire taking by eminent domain or condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of Tenant's leasehold interest or for interference with Tenant's business as a result of such taking. The foregoing notwithstanding, Tenant shall have the right to claim and recover from the condemning authority separate compensation for any loss which Tenant may incur for Tenant's moving expenses, business interruption or taking of Tenant's personal property (but specifically excluding any leasehold interest in the Building or the Premises) under the then applicable eminent domain code, provided that Tenant shall not make any claim that will detract from or diminish any award for which Landlord may make a claim.


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



         29.4 MORTGAGEE RIGHTS. Tenant acknowledges that Landlord's right to any condemnation award may be subject to the rights of Landlord's mortgagee (if any) in and to such award under the mortgage or deed of trust (if any) which encumbers the Building and the Premises. Accordingly, Landlord's obligation to repair and restore, as set forth in Section 29, above, shall be subject to the procedural requirements of Landlord's mortgagee with regard thereto (including any requirement that such sums be paid to the mortgagee or to a trustee, to be held and disbursed only upon Landlord's satisfaction of various disbursement requirements), and the time within which such obligation must be satisfied shall be adjusted as reasonably necessary to reflect delays occasioned by the exercise by the mortgagee of such mortgagee's rights. In the event mortgagee applies all or any portion of an award made to Landlord in whole or partial satisfaction of the amounts due under any indebtedness secured by the Building (i) Landlord's restoration obligation shall continue, but shall be extended as necessary to account for the need to secure funding of the costs of such restoration, and
(ii) if (A) such condemnation was of a type where Tenant had the right to terminate this Lease pursuant to Section 29.2(b), above, (B) Tenant declined to terminate the Lease within the time period provided under Section 29.2(b), (C) the delay in restoration materially and adversely affects Tenant's use and enjoyment of the Premises, and (D) such restoration has not commenced within one hundred eighty (180) days after the date of such condemnation, then Tenant shall have the right, for a period of thirty (30) days after the expiration of such one hundred eighty (180) day period to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided that if Landlord commences such restoration prior to the end of the thirty (30) day notice period (with reasonable evidence that funding is available to complete such restoration), Tenant's notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect.

30.      NOTICES.

         All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and shall be delivered personally or sent by United States certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable overnight carrier, to the addresses set out in Section 1.7, and to such other person or place as each party may from time to time designate in a notice to the other. Notice shall be deemed given upon the earlier of actual receipt or refusal of delivery.

31.      MORTGAGEE PROTECTION.

         Tenant agrees to simultaneously give BankBoston, N.A., Landlord's current mortgagee, by registered mail, a copy of any notice of default or termination served upon the Landlord at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention: Real Estate Division, with a copy to BankBoston, N.A., 115 Perimeter Center Place, Suite 500, Atlanta, Georgia 30346,
Attention: Jay Johns. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) and/or trust deed holder(s) shall have an additional thirty (30) days within which to have the right (but not the obligation) to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days any mortgagee and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such default (including but not


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



limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event Tenant shall not have the right to pursue any claim against Landlord, such mortgagee and/or such trust deed holder(s), including but not limited to any claim of actual or constructive eviction, so long as such remedies are being so diligently pursued; the foregoing notwithstanding, (i) Tenant shall not be deprived of its right to perform Landlord's obligations and to recover the costs associated therewith from Landlord pursuant to Section 34.4 hereof prior to the expiration of the above-noted cure period(s) in cases of Emergency, as more fully set forth in Section 34.4, below, provided the mortgagee has been provided with notice of Landlord's default simultaneous with notice to Landlord and is afforded the same cure rights, if any, to which Landlord is entitled to under Section 34.4, and (ii) the foregoing cure periods shall not affect any abatements provided for under Section 8.5 of this Lease, provided the mortgagee has been provided with notice thereof simultaneous with notice to Landlord and is afforded the same cure rights, if any, to which Landlord is entitled to under Section 8.5.

32.      COSTS AND ATTORNEYS' FEES.

         In any litigation or arbitration between the parties arising out of this Lease, the prevailing party shall be entitled to an award from the non-prevailing party of all reasonable expenses, arbitration, and/or court costs, including reasonable attorneys' fees incurred by the prevailing party in connection therewith, and arising out of or in relation to such claim or default, including any such fees or expenses as are incurred by the prevailing party during any such arbitration, at trial, and/or on appeal. Such attorneys' fees and costs shall be payable upon demand.

33.      BROKERS.

         33.1 Tenant represents and warrants to Landlord that neither it nor its officers or agents, nor anyone acting on its behalf, has dealt with any real estate broker other than Grubb & Ellis and Spaulding & Slye Services Limited Partnership (together, the "Broker") in the negotiating or making of this Lease, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys fees and costs, incurred by Landlord (or such parties) in conjunction with any such claim or claims of any broker or brokers other than Broker claiming to have interested Tenant in the Building or the Premises or claiming to have caused Tenant to enter into this Lease.

         33.2 Landlord represents and warrants to Tenant that neither it nor its officers or agents, nor anyone acting on its behalf, has dealt with any real estate broker other than Broker in the negotiating or making of this Lease, and Landlord agrees to indemnify and hold Tenant, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys fees and costs, incurred by Tenant (or such parties) in conjunction with any such claim or claims of any broker or brokers other than Broker claiming to have represented Landlord in connection with this Lease.


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



         33.3 Landlord shall pay to Broker any leasing commission due Broker in connection with this Lease and in accordance with, and subject to the terms, covenants and conditions of, a separate written commission agreement, if any, between Landlord and Broker.

34.      LANDLORD'S LIABILITY AND DEFAULT.

         34.1 NO PERSONAL LIABILITY. Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of the Landlord are made and intended not for the purpose of binding Landlord personally or the assets of Landlord generally, but are made and intended to bind only the Landlord's interest in the Premises and the Building, as the same may, from time to time, be encumbered, and no personal liability shall at any time be asserted or enforceable against Landlord or its stockholders, officers or partners or their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease. Accordingly, and notwithstanding any other provisions of this Lease to the contrary, Tenant shall look solely to Landlord's interest in the Premises and Building, and not to any other or separate business or non-business assets of Landlord, or any partner, shareholder, member, officer or representative of Landlord, for the satisfaction of any claim brought by Tenant against Landlord, and if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord's part to be performed, and as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only (i) out of the proceeds of sale received upon levy against the right, title and interest of Landlord in the Building and/or (ii) to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the property of which the Premises are a part.

         34.2 NOTICE AND CURE. In no event shall Landlord be in default of this Lease unless Tenant notifies Landlord of the precise nature of the alleged breach by Landlord, and Landlord fails to cure such breach within thirty (30) days after the date of Landlord's receipt of such notice (or such longer period as may be set forth herein); provided that (i) if the alleged breach is of such a nature that it cannot reasonably be cured within such thirty (30) day period, then Landlord shall not be in default if Landlord commences a cure within such thirty (30) day period and diligently thereafter prosecutes such cure to completion, such grace period not to exceed a maximum of ninety (90) days in the aggregate, subject to Force Majeure, and (ii) in the event of (A) an Emergency or (B) Landlord's failure to perform such maintenance and repairs required under this Lease which failure materially impairs Tenant's ability to conduct its business from the Premises for five (5) consecutive business days and Tenant is unable to and in fact does not conduct its business from the Premises during such time, such grace or cure period may be shortened as reasonably necessary given the scope and nature of the Emergency or such failure, provided that such shortened grace or cure period shall only apply to permit the exercise of Tenant's self help rights under Section 34.4, below.

         34.3 RIGHTS AND REMEDIES - GENERALLY. In the event of a default by Landlord after expiration of applicable cure periods, Tenant shall be entitled to pursue all rights and remedies available at law or in equity except as limited by this Lease, and in all events excluding consequential damages. In addition, in no event shall Tenant have any right to terminate this


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Lease by virtue of any uncured default by Landlord, except under circumstances which amount to a constructive eviction under applicable principles of the law of the state within which the Premises is located (and with respect to which Tenant satisfies the requirements for a constructive eviction claim under applicable law). Tenant shall use commercially reasonable efforts to mitigate its damages in the event of any default by Landlord hereunder.

         34.4 TENANT'S RIGHT TO PERFORM LANDLORD'S OBLIGATIONS AFTER A DEFAULT BY LANDLORD. Among other remedies permitted to be exercised by Tenant upon a default by Landlord of its obligations hereunder after expiration of applicable cure periods, and without waiving or releasing Landlord from any such obligation of Landlord, Tenant may, but shall not be obligated to, perform any such obligation of Landlord, and to recover from Landlord the reasonable and actual costs incurred by Tenant in performing such obligation, which shall be payable within thirty (30) days after Tenant's written demand accompanied by reasonable substantiation of the applicable costs. The foregoing right to perform Landlord's obligations shall only apply after the requisite notice and opportunity to cure has been afforded to Landlord (including any shortened cure period permitted in cases of Emergency and the circumstances described in
Section 34.2(ii)(B) above, as long as Tenant notifies Landlord of the needed repair or other default as soon as possible after Tenant learns of its existence).

35.      ESTOPPEL CERTIFICATES.

         Tenant shall, from time to time, within ten (10) business days of Landlord's written request, execute, acknowledge and deliver to Landlord or its designee a written statement stating: the date the Lease was executed and the date it expires; the date the Tenant entered occupancy of the Premises; the amount of Base Rent, additional rent and other charges due hereunder and the date to which such amounts have been paid; that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of any agreement so affecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing (or identifying any such other agreements); that all conditions under this Lease to be performed by the Landlord have been satisfied (or specifying any such conditions that have not been satisfied); that all required contributions by Landlord to Tenant on account of Tenant's improvements have been received (or specifying any such contributions that have not been received); that on the date of such certificate there are no existing defenses or offset which the Tenant has against the enforcement of this Lease by the Landlord (or specifying any such defenses or offsets); that no Rent has been paid more than one (1) month in advance (or, if so, the amount thereof); that no security has been deposited with Landlord (or, if so, the amount thereof); and/or any other matters evidencing the status of the Lease as may be required either by a lender or prospective lender with respect to any loan to Landlord secured or to be secured by a deed of trust or mortgage against the Building, or by a purchaser or prospective purchaser of the Building, Landlord's interest therein or Landlord's ownership interests, which written statement shall be in substantially the same form as EXHIBIT G attached hereto and made a part hereof by this reference. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord's interest or a mortgagee of Landlord's interest or assignee of any mortgage upon Landlord's interest in the Building. If Tenant fails to respond within ten (10) business days after receipt by Tenant of a written request by Landlord as herein provided,


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Tenant shall be deemed to have executed and delivered such certificate in the form tendered by Landlord to Tenant for execution.

36.      FINANCIAL STATEMENTS.

         36.1 Tenant shall within ten (10) days after Landlord's request, which request may not be made more than once during any fiscal quarter with regard to quarterly reports or more than once during any fiscal year with regard to annual reports, Tenant shall deliver to Landlord, Tenant's unaudited quarterly financial statement for its most recent fiscal quarter and (to the extent not previously delivered by Tenant to Landlord) Tenant's audited annual financial statement for its two (2) most recent fiscal years. Such quarterly and annual financial statements shall include, at a minimum, a balance sheet, an income statement, and a statement of change in financial position or sources and uses of cash, together with any accompanying notes. Tenant hereby agrees that Tenant's annual financial statements shall be completed within ninety (90) days after Tenant's fiscal year-end and that Tenant's quarterly financial statements shall be completed within thirty (30) days after Tenant's fiscal quarter-end. The certified public accountant preparing any such annual financial statement shall either (a) provide an opinion that such financial statement is complete and materially accurate and that the same has been prepared in accordance with generally accepted accounting principles consistently applied or (b) state the basis upon which such financial statement has been prepared.

         36.2 Notwithstanding Section 36.1 to the contrary, for so long as Tenant is and remains a publicly traded company which meets its obligation to file financial statements as part of its annual and quarterly reporting to the United States Securities and Exchange Commission (the "SEC"), Tenant's financial reporting obligations under this Section 36 shall be suspended and Landlord will during such period obtain copies of the quarterly and annual financial statements filed by Tenant with the SEC during the Term of this Lease from public sources.

37.      TRANSFER OF LANDLORD'S INTEREST.

         In the event of any transfer(s) of Landlord's interest in the Premises or the Building, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, but solely to the extent such obligations are assumed by the transferee either expressly or by operation of law, and, provided such obligations are assumed (and this Lease, and Tenant's rights and obligations hereunder, are recognized by the transferee) either expressly or by operation of law, Tenant agrees to attorn to the transferee as Landlord hereunder.

38.      RIGHT TO PERFORM.

         If Tenant shall fail to make any payment or perform any other act on its part to be performed hereunder, and such failure is not cured within thirty
(30) days after written notice from Landlord (provided that (a) where such failure cannot reasonably be cured within a thirty (30) day period, Tenant shall not be in default if it commences such performance promptly after receiving Landlord's notice of Tenant's failure to perform and diligently thereafter prosecutes the same to


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completion, such grace period not to exceed a maximum of ninety (90) days in the aggregate, subject to Force Majeure, and (b) no such grace or cure period (or such shorter grace or cure period as is set forth below) shall be required in the event of Emergency), Landlord may, but shall not be obligated to, perform any such obligation of Tenant, and to recover from Tenant, as additional rent hereunder, the reasonable and actual costs incurred by Landlord in performing such obligation, which costs shall be payable within thirty (30) days after Landlord's written demand thereof accompanied by reasonable substantiation thereof. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this section as in the case of default by Tenant in the payment of Rent. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant together with interest thereon at the Default Rate, which shall be calculated from the date incurred by Landlord until the date of payment.

39.      INTENTIONALLY DELETED.

40.      SALES AND AUCTIONS.

         Tenant may not display or sell merchandise outside the exterior walls and doorways of the Premises and may not use such areas for storage. Tenant agrees not to install any exterior lighting, amplifiers or similar devices in or about the Premises. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceedings.

41.      NO ACCESS TO ROOF.

         Except as and solely to the extent expressly set forth in this Lease, Tenant shall have no right of access to the roof of the Premises or the Building and shall not install, repair or replace any aerial, fan, air conditioner or other device on the roof of the Premises or the Building without the prior written consent of Landlord.


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42.      SECURITY.

         Tenant hereby agrees to the exercise by Landlord and its agents and employees, within their sole discretion, of such security measures as Landlord deems necessary for the Building, provided such security measures shall not interfere with Tenant's access to and use of the Premises 24 hours per day, seven days per week, during the Term of this Lease (it being agreed that the installation and operation of a security system limiting entry to the Building during non-business hours to persons in possession of a security key card or with authorization by Tenant or Landlord to enter the Building shall not constitute "interference" within the meaning of this Section 42. Tenant may install a security system within the Premises, provided such system and its installation (i) shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld (provided it shall not be unreasonable for Landlord to deny consent to any system which is not compatible with the building's overall security and fire safety and life safety systems, or which is not reasonably usable by any successor tenants in the Premises), (ii) shall be in accordance with all applicable legal requirements (iii) shall be performed at Tenant's sole expense, and shall otherwise be installed in accordance with the provisions governing Alterations under this Lease or the provisions governing Tenant's Work under EXHIBIT C hereto. Nothing contained in this Section 42 shall be construed or deemed to obligate Landlord to provide any particular form or amount of security with respect to the Premises or the Building or on behalf of Tenant or any other occupant of or visitor to the Premises or the Building.

43.      AUTHORITY OF TENANT AND LANDLORD.

         43.1 Tenant represents and warrants that it is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant.

         43.2 Landlord represents and warrants that it is duly authorized to execute and deliver this Lease on behalf of Landlord, and that this Lease is binding upon Landlord.

44.      NO ACCORD OR SATISFACTION.

         No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

45.      INTENTIONALLY DELETED.

46.      PARKING.

         Tenant shall have the right to park in the Building parking facilities in common with other tenants of the Building upon such terms and conditions as may be established by Landlord from time to time during the term of this Lease, but without charge. Tenant agrees not to overburden


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the parking facilities and agrees to cooperate with Landlord and other tenants in use of the parking facilities. For purposes of determining whether Tenant is overburdening the Building's parking facilities, Tenant shall be deemed to have a parking allocation of 3.4 parking spaces for each one thousand square feet of net rentable area in the Premises, or 112 parking spaces, and shall have the right to park in 112 parking spaces regardless of how the remaining parking spaces are allocated to other tenants of the Building. Subject to such allocation, Landlord reserves the right in its sole, but reasonable, discretion to determine whether the parking facilities are becoming overburdened. Landlord shall have the absolute right (i) to allocate and assign parking spaces among some or all of the tenants of the Building (and Tenant shall comply with any such parking assignments), (ii) to reconfigure the parking area, and/or (iii) to modify the existing ingress to and egress from the parking area as Landlord shall deem appropriate, as long as access to such area is maintained after such modification is completed.

47.      GENERAL PROVISIONS

         47.1 ACCEPTANCE. The delivery of any draft of this Lease, including a so-called "execution draft", shall not constitute an offer of any kind, and this Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant, and delivery of a signed copy by Landlord to Tenant.

         47.2 JOINT OBLIGATION. If there be more than one Tenant, the obligations hereunder imposed shall be joint and several.

         47.3 MARGINAL HEADINGS, ETC. The marginal headings, Table of Contents, lease summary sheet and titles to the sections of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

         47.4 CHOICE OF LAW. This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises is located (without regard to the choice of law and/or conflict of law principles applicable in such State).

         47.5 SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained, subject to the provisions as to assignment, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

         47.6 RECORDATION. Except to the extent otherwise required by law, neither Landlord nor Tenant shall record this Lease, but a short-form memorandum hereof may be recorded at the request of either party, provided (i) such short form shall be subject to the reasonable approval of Landlord, and shall contain no information other than what is statutorily required in order to record a short form memorandum of lease, (ii) the party requesting such recordation shall pay all costs, expenses and recordation taxes associated therewith, and (iii) if recorded, each party covenants to execute and acknowledge (A) a valid release of such memorandum, in recordable form, effective upon the expiration, or earlier termination, of this Lease (and which may thereupon be recorded by Landlord), and (B) an amendment to such memorandum, in recordable form, upon any amendment


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to this Lease which renders any information set forth within the original memorandum incorrect in any material respect (and which may thereupon be recorded by Landlord).

         47.7 QUIET POSSESSION. Upon Tenant's paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the Lease Term hereof, free from any disturbance or molestation by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

         47.8 INABILITY TO PERFORM; FORCE MAJEURE. This Lease and the obligations of the parties hereunder shall not be affected or impaired because either party is unable to fulfill any of its obligations hereunder (or is delayed in doing so) to the extent such inability or delay is caused by reason of war, civil unrest, strike, labor troubles, unusually inclement weather, unusual governmental delays, inability to procure services or materials despite reasonable efforts, third party delays, fire or other casualty, acts of God, or any other cause(s) beyond the reasonable control of such party (which causes are referred to collectively herein as "Force Majeure"), provided (i) in no event shall any monetary obligations, including without limitation the Tenant's obligation to pay Base Rent or additional rent, be extended due to Force Majeure, (ii) in no event shall financial inability constitute a cause beyond the reasonable control of a party, and (iii) in order for any party hereto to claim the benefit of a delay due to Force Majeure, such party shall be required to use reasonable efforts to minimize the extent and duration of such delay, and to notify the other party of the existence and nature of the cause of such delay within a reasonable time after the such delay first commences. Except as limited by the foregoing clauses (i), (ii) and (iii), any time specified non-monetary obligation of a party in this Lease shall be extended one day for each day of delay suffered by such party as a result of the occurrence of any Force Majeure.

         47.9 PARTIAL INVALIDITY. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision(s) shall remain in full force and effect.

         47.10 CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

         47.11 ENTIRE AGREEMENT. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises, or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect, and any such representations, inducements, promises, and agreements are hereby merged herein.

         47.12 SURVIVAL. All indemnities set forth in this Lease shall survive the expiration or earlier termination of this Lease.

         47.13 CONSENTS. If any provision of this Lease subjects any action, inaction, activity or other right or obligation of Tenant to the prior consent or approval of Landlord, Landlord shall be deemed to have the right to exercise its sole and unfettered discretion in determining whether to grant or deny such consent or approval, unless the provision in question states that Landlord's


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consent or approval shall not be unreasonably withheld, in which event
Landlord's consent shall be subject to Landlord's sole, but reasonable, discretion.

         47.14 SAVING CLAUSE. In the event (but solely to the extent) the limitations on Landlord's liability set forth in Section 8.3 of this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord's omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Building appurtenant thereto or used in connection therewith and not under Tenant's exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable law. The foregoing shall not affect the application of Section 34 of this Lease to limit the assets available for execution of any claim against Landlord.

         47.15 RESERVATION. Nothing herein set forth shall be deemed or construed to restrict Landlord from making any modifications to any of the parking and/or common areas serving the Building and/or the Premises as of the date of execution hereof, and Landlord expressly reserves the right to make any modifications to such areas as Landlord may deem appropriate, including but not limited to, the addition or deletion of temporary and/or permanent improvements therein, and/or the conversion of areas now dedicated for the non-exclusive common use of tenants (including Tenant) to the exclusive use of one (1) or more tenants or licensees within the Building; provided Landlord shall not exercise its rights under this Section 47.15 in a manner which shall materially and adversely affect Tenant's access to, or use or enjoyment of, the Premises, or which shall reduce the number of parking spaces available to Tenant pursuant to
Section 46.

         47.16 KEYS. Landlord shall initially provide Tenant, without charge, thirty (30) suite keys and thirty (30) security keys (to the extent the Building has a remote entry security system). The cost of any additional or replacement suite keys or security keys, which shall be Landlord's actual out-of-pocket cost without mark-up, shall be reimbursed by Tenant to Landlord upon demand.

         47.17 RULE AGAINST PERPETUITIES. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the state in which the Premises are located, and without limiting or otherwise affecting Landlord's and Tenant's rights and obligations under this Lease, as stated in the other sections hereof, Landlord and Tenant agree that, irrespective of the reasons therefor in the event Tenant fails to take possession of the Premises and commence paying Base Rent hereunder within twenty (20) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall be deemed to be null and void and of no further force and effect. Without affecting the specific timing requirements otherwise applicable thereto under this Lease, any and all options granted to Tenant under this Lease (including, without limitation, expansion, renewal, right of first refusal, right of first offer, and like options) must be exercised by Tenant, if at all, during the term of this Lease. Nothing contained in this Section 47.17 shall be construed to limit Landlord's right and remedies hereunder or otherwise with respect to the failure by Tenant to take possession of the Premises and/or commence paying Rent hereunder.


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         47.18 CERTAIN TERMINOLOGY.

                  A. The terms "including", "includes" and terms of like import shall be interpreted to mean "including, but not limited to" and/or "includes, without limitation".

                  B. The terms "herein", "hereunder", "hereinbelow", "above" and/or "below", and any terms of like import, shall be interpreted to mean this Lease as a whole, and not merely the Section, paragraph or subparagraph within which such term is set forth.

                  C. As used in those provisions of this Lease where Tenant is agreeing to assume responsibility for certain conduct, actions and/or omissions of Tenant, the term "Tenant" shall be construed to mean Tenant, and Tenant's agents, employees, contractors, subcontractors, assignees, sublessees, licensees and, while within the Premises, invitees and business visitors.

                  D. As used in those provisions of this Lease where Landlord is agreeing to assume responsibility for certain conduct, actions and/or omissions of Landlord, the term "Landlord" shall be construed to mean Landlord, and Landlord's agents, employees, contractors, subcontractors, assignees, sublessees, and licensees.

                  E. The term "Emergency" shall mean and refer to any situation or circumstance where there is an immediate or imminent risk of injury or death to persons or damage to property unless immediate action is taken to address such situation or circumstances, as determined by the party invoking such term in good faith.

48.      INTENTIONALLY DELETED.

49.      WAIVER OF JURY TRIAL.

         LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF THIS LEASE, OR THE USE AND OCCUPANCY OF THE PREMISES. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NON-PAYMENT OF RENT, TENANT WILL NOT INTERPOSE (AND WAIVES THE RIGHT TO INTERPOSE) ANY NON-MANDATORY (i.e., NON-COMPULSORY) COUNTERCLAIM IN ANY SUCH PROCEEDING, PROVIDED THAT (i) TENANT WILL NOT BE DEEMED TO HAVE WAIVED THE RIGHT TO ASSERT ANY SUCH NON- MANDATORY COUNTERCLAIM AS A DIRECT CLAIM AGAINST LANDLORD PROVIDED THE SAME IS ASSERTED IN A SEPARATE ACTION AGAINST LANDLORD AND IS NOT JOINED IN THE SUMMARY PROCEEDING,
(ii) TENANT SHALL HAVE THE RIGHT TO ASSERT ANY COMPULSORY COUNTERCLAIM IN SUCH SUMMARY PROCEEDING, AND (iii) TENANT WILL NOT BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT ANY DEFENSES, INCLUDING AFFIRMATIVE DEFENSES, AGAINST LANDLORD IN SUCH SUMMARY PROCEEDING.

50.      ROOF RIGHTS.

         50.1 GENERALLY. Subject to (i) compliance with all rules, regulations, statutes and codes of any governmental authority having jurisdiction thereover,
(ii) compliance with any covenants, conditions and restrictions applicable to the Building, and (iii) subject to Landlord's prior written


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consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right of access to and the non-exclusive use of the roof of the Building for the installation of communication equipment and the Dedicated HVAC Units (Tenant's "Roof Use"); provided further that such installation and the Roof Use shall not void any roof or other warranty applicable to the Building and that all such installations shall be located and screened in a manner mutually acceptable to both Landlord and Tenant in their reasonable discretion.

         50.2 INSURANCE PREMIUMS. If the rate of any insurance carried by Landlord is increased as a result of Tenant's Roof Use, then Tenant will pay to Landlord within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord's insurance carrier stating that the rate increase was caused by Tenant's Roof Use, a sum equal to the difference between the original premium and the increased premium resulting from the Roof Use.

         50.3 NO REPRESENTATIONS. Landlord has not made any representations or promises pertaining to the suitability of the Building's rooftop for the Roof Use. Tenant, for the purpose of this paragraph and its right to rooftop access hereunder, accepts the rooftop in its "as is" condition. The foregoing notwithstanding, to the extent the Building has not yet been constructed by Landlord, Landlord agrees to cooperate with Tenant during the design phase of the Building to design and engineer an area of the roof to be constructed within which Tenant's Roof Use may be conducted and which will be suitable for such purpose, provided Tenant provides appropriate specifications to Landlord during such design process to enable Landlord to cause the design to accommodate such use.

         50.4 COMPLIANCE WITH LEGAL REQUIREMENTS. Tenant will obtain prior to installation, any and all necessary licenses, approvals, permits, etc., necessary for the installation, maintenance and use of any equipment installed pursuant to this Section 50. Tenant's Roof Use shall not in any way conflict with any applicable law, statute, ordinance or governmental rules or regulation now in force or which may hereafter be enacted. Tenant will, at its sole cost and expense, promptly comply or ensure that the Building complies with all laws, statutes, ordinances, governmental rules or regulations, or requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted relating to or affecting Tenant's Roof Use. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost (including reasonable attorneys' fees incurred in defending Landlord), damage or liability arising out of any violations of said laws, statutes, ordinances, rules or regulations.

         50.5 ADDITIONAL COVENANTS. Tenant's Roof Use shall be exercised: (1) in such manner as will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life safety, public utilities or other systems or facilities in the Building; (2) in compliance with all applicable laws, codes and regulations; (3) in such a manner as will not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Building; (4) at Tenant's cost, including the cost of repairing all damage to the Buildings and any personal injury and/or property damage attributable to the installation, inspection, adjustment, maintenance, removal or replacement of any equipment or apparatus on the roofs approved hereunder; and (5) in a manner which will not void or invalidate any roof warranty then in effect with respect to


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the roof of the Building. Tenant's Roof Use shall be used solely in the ordinary course of Tenant's business operations and Tenant may not sublease, license or otherwise permit third parties to establish communications transmission facilities as part of Tenant's Roof Use.

51.      EXTENSION OPTION

         51.1 GENERAL. Provided that (i) both at the time of the exercise of the option hereinafter set forth and at the time of commencement of the Extension Term (as hereinafter defined) this Lease is in full force and effect, and provided further that Tenant is not then in default hereunder beyond the expiration of any applicable notice and cure period provided for in this Lease and (ii) Tenant is in occupancy of at least fifty percent (50%) of the Premises for the purpose of conducting its own business, Tenant is hereby granted the option to extend the Lease Term for one (1) additional period of sixty (60) months, subject to Section 52.9 below (the "Extension Term"), such Extension Term to commence at the expiration of the initial Lease Term. Tenant shall exercise its option to extend by delivering notice of such election (the "Extension Notice") to Landlord not less than twelve (12) months nor more than fifteen (15) months prior to the expiration of the Lease Term, as the same may have been extended hereunder. In the event that Landlord does not receive the Extension Notice prior to the expiration of such time period (time being of the essence with respect thereto), then such option to extend the Lease Term shall, upon the expiration of such time period, become null and void and be of no further force or effect and Tenant shall, at the request of Landlord, execute an instrument in form and substance acceptable to Landlord confirming such facts.

         51.2 TERMS. The Extension Term shall be upon the same terms and conditions of this Lease except that (a) the Base Rent during the Extension Term shall be at such annual rate as may be determined by the agreement of Landlord and Tenant or, if Landlord and Tenant are unable to reach agreement within thirty (30) days after the date of the Extension Notice, at an annual rate equal to the annual fair market rental rate ("FMR") for extending tenants for space comparable to the Premises for the Extension Term as determined by the Three Appraiser Method set forth in Section 51.3 of this Lease; (b) Tenant shall have no option to extend the Lease Term beyond the expiration of the Extension Term; and (c) the Premises shall be delivered in their existing condition (on an "as is" basis) at the time the Extension Term commences.

         51.3 THREE APPRAISER METHOD. If the parties are otherwise unable to agree upon the FMR for comparable space, said rental rate shall be determined by arbitration in the following manner:

                  51.3.1 Landlord and Tenant shall each appoint one arbitrator who shall, by profession, be an M.A.I. real estate appraiser, and who shall have been active over the five (5) year period ending on the date of the Extension Notice in the appraisal of office properties in the Needham/Newton/Route 128 area in which the Premises are located. Each such arbitrator shall be appointed within forty-five (45) days after the date of the Extension Notice.

                  51.3.2 The two arbitrators so appointed shall, within five (5) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who


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shall be qualified based upon the same criteria set forth hereinabove for the qualification of the initial two arbitrators.

                  51.3.3 The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision the regarding the prevailing fair market rental for comparable space in the Needham/Newton/Route 128 area and notify Landlord and Tenant thereof.

                  51.3.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant. Failure of a majority of said arbitrators to reach agreement shall result in the prevailing fair market rental for comparable space in the Needham/Newton/Route 128 area being designated by averaging the appraisals of the three arbitrators, ignoring for the purposes of such averaging the high and/or low appraisal which is more than ten percent (10%) in excess of or less than the middle appraisal.

                  51.3.5 If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in subparagraph (i) hereinabove, the arbitrator appointed by one of them shall reach a decision and notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

                  51.3.6 The cost of arbitration shall be paid by Landlord and Tenant equally.

                  51.3.7 In no event shall the Base Rent payable during the Extension Term be less than the Base Rent payable immediately preceding the Extension Term.

         The term "comparable space" as used herein for the purpose of determining "market rates" shall mean buildings of the same quality as the Building and located in the same town as the Building.

         51.4 DOCUMENTATION. If Tenant exercises its option to extend pursuant to this Section 51, Landlord shall prepare and Landlord and Tenant shall execute an Amendment to this Lease confirming such exercise and incorporating the applicable terms of this Section 51, including without limitation, the Base Rent during the Extension Term. These provisions shall be self-operative, and such Amendment shall merely confirm in a separate written instrument the terms and provisions set forth herein.

52.      RIGHT OF FIRST OFFER

         52.1 Subject to the terms and provisions of this Section 52, Landlord hereby grants to Tenant a right of first offer (the "Right of First Offer"), exercisable during the period beginning ten (10) months from the date hereof and ending on the last day of the initial Lease Term, as the same may have been extended pursuant to this Section 52 through the expiration date of the term for the FIRST "Leased ROFO Space", defined in Section 52.2 below (the "Exercise Period"), to lease up to 45,000 square feet of Rentable Area located within the area designated as "Potential ROFO Space" on EXHIBIT A-1. During the Exercise Period, Landlord agrees that if, after all of the Potential ROFO Space is initially leased up, all or any portion of the Potential ROFO Space becomes available for


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lease by reason of the expiration or termination of the initial lease therefor,
Landlord shall no earlier than nine (9) months prior to such expiration or earlier termination provide to Tenant a written notice ("Landlord's Offer Notice") which shall include (i) a description of the configuration and rentable area of the space so available (the "Available ROFO Space"), (ii) those business terms which Landlord, in good faith, believes constitute fair market business terms for the lease of the Available ROFO Space as of such date for a term coterminous with the initial Lease Term hereunder (except as provided below in this Section 52.1), including the applicable rental rates, allowances, other monetary concessions, and buildout periods, and (iii) the date upon which Landlord estimates in good faith that the Available ROFO Space will be available for occupancy. Except as otherwise expressly provided in Section 52.9 below, in the event that at any time at which Landlord gives a Landlord's Offer Notice to Tenant there remain less than five (5) Lease Years in the initial Lease Term, the initial term for which Tenant shall be required to lease the Available ROFO Space (if Tenant elects to lease the same) shall be five (5) Lease Years and the business terms set forth in Landlord's Offer Notice shall reflect a 5-year lease term.

         52.2 Provided (a) that both at the time Tenant gives the "Exercise Notice" (as hereinafter defined) and at the time of commencement of the Term with respect to the "Leased ROFO Space" (as hereinafter defined), this Lease is in full force and effect, (b) that Tenant is not then in default hereunder beyond the expiration of any applicable notice and cure period provided for in this Lease and (c) Tenant is in occupancy of at least fifty percent (50%) of the "Initial Premises" (as hereinafter defined in Section 52.5) for the purpose of conducting its own business, Tenant shall have the right to exercise the Right of First Offer with respect to the entire Available ROFO Space or such lesser portion thereof as comprises a multiple of 15,000 rentable square feet as set forth in Tenant's notice (collectively, the "Leased ROFO Space"), by giving written notice of exercise (the "Exercise Notice") to Landlord within twenty
(20) days after the receipt of Landlord's Offer Notice (the "Response Period"). In the event that Tenant desires to lease the Leased ROFO Space but disagrees that any of the terms set forth in Landlord's Offer Notice reflect fair market business terms therefor, Tenant shall so state in the Exercise Notice and shall include its good faith estimate of such fair market term. If Tenant fails to deliver an Exercise Notice within such 20-day period, then Tenant shall be deemed to have waived the Right of First Offer with respect to the Available ROFO Space described in Landlord's Offer Notice, but Tenant's Right of First Offer with respect to the remainder of the Potential ROFO Space shall not be affected by such waiver except as otherwise provided in Section 52.7 below. Regardless of whether Tenant's Exercise Notice accepts or disputes any of the fair market business terms set forth in Landlord's Offer Notice, the timely giving of an Exercise Notice shall constitute a binding and effective exercise by Tenant of the Right of First Offer with respect to the Leased ROFO Space.

         52.3 In the event that Tenant states in the Exercise Notice its disagreement with any of the fair market business terms stated in Landlord's Offer Notice and sets forth therein its good faith estimate of such fair market business term, and the parties are unable to agree on such fair market business term within ten (10) business days after Landlord's receipt of the Exercise Notice, the determination of such fair market business term shall be made by arbitration in the following manner:


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





                  52.3.1 Landlord and Tenant shall each appoint one arbitrator who shall, by profession, be an M.A.I. real estate appraiser, and who shall have been active over the five (5) year period ending on the date of Landlord's Offer Notice in the appraisal of office properties in the Needham/Newton/Route 128 area in which the Premises are located. Each such arbitrator shall be appointed within twenty (20) days after the date of the Exercise Notice.

                  52.3.2 The two arbitrators so appointed shall, within five (5) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified based upon the same criteria set forth hereinabove for the qualification of the initial two arbitrators.

                  52.3.3 The three arbitrators, shall within twenty (20) days of the appointment of the third arbitrator, reach a decision regarding the disputed fair market business term, based on the terms of arms-length lease transactions for space of comparable size and use located in comparable buildings in the Needham/Newton/Route 128 area, and shall notify Landlord and Tenant in writing thereof. Such decision shall be by a majority of the arbitrators and shall be binding upon Landlord and Tenant. In making their decision with respect to each disputed fair market business term, each arbitrator shall be required to select either Landlord's or Tenant's proposed business term for such disputed business term, and shall have no power or authority to establish such disputed business term at any other amount. During such time as the arbitrators are making their decision with respect to each disputed fair market business term, the Lease shall continue in full force and effect and if such disputed fair market business term is the Base Rent to be payable during the term of the Leased ROFO Space, Tenant shall pay Base Rent for the Leased ROFO Space for which the Base Rent is being determined by arbitration at the highest contracted Base Rent then being paid under the Lease until such time as the Base Rent has been determined by the arbitrators pursuant to this Section 52.3.

                  52.3.4 If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in subparagraph 52.3.1 hereinabove, the arbitrator appointed by one of them within such time shall reach a decision and notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

                  52.3.5 The cost of arbitration shall be paid by Landlord and Tenant equally.

         52.4 In the event that, in accordance with Section 52.2 above, Tenant exercises the Right of First Offer with respect to less than all of the Available ROFO Space identified in Landlord's Exercise Notice, the Leased ROFO Space so leased by Tenant shall be subject to reasonable configuration and location by Landlord within the Available ROFO Space, provided that such configuration and location shall result in each of the Leased ROFO Space and the remainder of the Available ROFO Space not then leased by Tenant being independently leasable space (e.g., each must have an equitable proportion of windows relative to the Rentable Area of the entire Available ROFO Space, and must have reasonable means of ingress, egress or access to the Common Areas, common facilities and/or core areas of the Building located on such floor of the Building, such as bathrooms, telephone and electrical closets, etc., and must have egress and ingress in accordance with all applicable codes, rules and regulations).


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





         52.5 Once the business terms of Tenant's leasing of the Leased ROFO Space have been established (whether by Tenant's acceptance of the terms set forth in Landlord's Offer Notice without objection or by arbitration as provided above), Landlord shall prepare and Landlord and Tenant shall execute, within ten
(10) days thereafter, an amendment to this Lease, in all events subject to
Section 52.9 below, (i) confirming Tenant's lease of the Leased ROFO Space for a term of no less than five (5) years, (ii) providing that Tenant's leasehold of the Leased ROFO Space and of the Initial Premises shall be coterminous (i.e., shall be for a term equal to the greater of five (5) years or the then remaining term for the Initial Premises), (iii) extending Tenant's leasehold of the Initial Premises to the extent required by the foregoing clauses (i) and (ii) (such extended period, which shall not take in to account any portion of the Lease Term that was extended pursuant to Section 51 above, hereinafter referred to as the "Stub Period"), with the annual rental rate for the Initial Premises during the Stub Period to be determined in accordance with the provisions of
Section 51.2(a), (iv) subjecting the Leased ROFO Space to the other provisions of the Lease except as specifically otherwise provided in Landlord's Offer Notice, Tenant's Exercise Notice and the arbitrators' decision (if any), and (v) modifying such other terms and conditions of the Lease to the extent necessary to reflect the addition of the Leased ROFO Space to the Initial Premises and any increased rental rate therefor, including without limitation, the amount of the Security Deposit, Tenant's Share, and Tenant's parking rights. Except as expressly set forth in this Section 52.5, all other terms and conditions of the Lease shall remain the same. As used in this Section 52, "Initial Premises" shall mean the Premises as constituted as of the date of the most recent Exercise Notice. Notwithstanding the provisions of Section 52.5(iii) to the contrary and provided that Tenant has not previously exercised its right to extend pursuant to Section 51 above, the annual rental rate for the Initial Premises during the Stub Period through the expiration date of the term for the FIRST Leased ROFO Space shall be $27.95 per square foot or $912,986.75 per annum.

         52.6 If Tenant shall fail to give an Exercise Notice within the applicable Response Period, or if Tenant shall fail to execute and deliver the lease amendment to Landlord in a timely manner as provided in Section 52.5, Landlord shall, in either event, be free to lease the Available ROFO Space to third-party tenants. If Landlord fails to execute a lease therefor with such a tenant within nine (9) months of the expiration of the Response Period hereunder with respect to such space, Landlord shall again offer to lease the Available ROFO Space to Tenant in the aforesaid manner.

         52.7 It is the intent of this Section that Tenant be provided with the opportunity to lease up to 45,000 square feet of Rentable Area (in the aggregate) of Potential ROFO Space in accordance with the provisions of this
Section 52. From and after the expiration of Tenant's Response Period with respect to a Landlord's Offer Notice which, either singly or when taken in the aggregate with all previous Landlord's Offer Notices given to Tenant pursuant to this Section 52, have offered at least 45,000 square feet of Rentable Area of Available ROFO Space to Tenant, Tenant's Right of First Offer shall expire and be of no further force and effect.

         52.8 Nothing contained in this Section 52 shall be construed to require Landlord to offer Available ROFO Space at business terms identical to or consistent with this Lease, and the rights created by this Section 52 shall not apply in favor of or be exercisable by any assignee of this Lease or sublessee of all or any portion of the Premises, other than a Successor Entity.


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         52.9 NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY,
IN NO EVENT SHALL THE LEASE TERM, AS THE SAME MAY BE EXTENDED PURSUANT TO THE PROVISIONS OF SECTIONS 51 AND 52 HEREOF, EXCEED ONE HUNDRED SIXTY-EIGHT (168) MONTHS, OR FOURTEEN (14) LEASE YEARS.

53.      ADDITIONAL SCHEDULES.

         The following additional schedules are attached hereto and made a part of this Lease:

         EXHIBIT A-1      Location and Dimensions of Premises
         EXHIBIT A-2      Legal Description of Land
         EXHIBIT B        Declaration of Lease Commencement
         EXHIBIT C        Construction Exhibit; Landlord's Work and Tenant Work
         EXHIBIT D        Approved Form of Letter of Credit
         EXHIBIT E        Rules and Regulations
         EXHIBIT F        Janitorial Specifications
         EXHIBIT G        Form Estoppel Certificate
         EXHIBIT H        Form of Subordination, Non-Disturbance and Attornment
                          Agreement

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, in quadruplicate, as of the day and year first above written.


                                LANDLORD:

                                WELLSFORD/WHITEHALL HOLDINGS, L.L.C., a Delaware limited liability company


                                By:
                                   --------------------------------
                                   Richard R. Previdi
                                   Authorized Signatory


                                TENANT:

                                MCK COMMUNICATIONS, INC.,
                                a Delaware corporation


                                By:
                                   --------------------------------
                                   Name:
                                   Title:


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